Exhibit 10.14

$60,000,000 CREDIT FACILITY

LOAN AGREEMENT

Dated as of July 13, 2016

by and among

LVP HOLD CO MEZZ III LLC,

as Borrower,

WESTERN ALLIANCE BANK
for itself, as a Lender and as Agent for all Lenders,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO
as Lenders

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3.11	Taxes	16
3.12	Financial Condition	16
3.13	Regulated Entities	16
3.14	Solvency	17
3.15	Labor Relations	17
3.16	Brokers’ Fees; Transaction Fees	17
3.17	Ventures, Subsidiaries and Affiliates; Outstanding Stock	17
3.18	Bonding	17
3.19	Full Disclosure	17
3.20	Foreign Assets Control Regulations and Anti-Money Laundering	18
3.21	Intentionally Omitted	18
3.22	Bankruptcy and Similar Matters	18
3.23	Site Conditions, Zoning, Access, and Utilities	18
3.24	License Agreement	19
3.25	Management Agreement	19
3.26	Non-Foreign Status	19
3.27	Commercial Purpose of Credit Facilities	19
Article 4 AFFIRMATIVE COVENANTS		19
4.1	Accounting Systems; Books and Records	20
4.2	Financial Reporting	20
4.3	Certificates; Other Information	21
4.4	Notices	22
4.5	Preservation of Corporate Existence, Etc	23
4.6	The Collateral	23
4.7	Insurance	24
4.8	Payment of Obligations	24
4.9	Compliance with Law	24
4.10	Anti-Money Laundering; Anti-Terrorism	24
4.11	Inspection of Property and Books and Records	25
4.12	Use of Proceeds	25
4.13	Further Assurances	25
4.14	[Intentionally Omitted]	25
4.15	Taxes	25

4.16	Casualty	26
4.17	Condemnation	27
4.18	License Agreement	28
4.19	Management Agreement	29
4.20	Requirement to Operate as Permitted Concept	29
4.21	Estoppel Certificates	29
4.22	Financial Covenants	29
4.23	Credit Party Obligations	30
4.24	Impounds	30
4.25	Borrowing Base Additions	31
4.26	Periodic Appraisals	31
4.27	Borrowing Base Assets	32
4.28	Obligations Regarding Representations and Warranties	32
4.29	Post-Closing Requirements	32
Article 5 NEGATIVE COVENANTS		32
5.1	Limitation on Liens	32
5.2	Disposition of Assets	32
5.3	Maintenance of Existence; Consolidations and Mergers	33
5.4	Loans and Investments	34
5.5	Limitation on Indebtedness	34
5.6	Transactions with Affiliates	34
5.7	Management Fees and Compensation	34
5.8	No Margin Stock	34
5.9	Contingent Obligations	35
5.10	No Benefit Plans	35
5.11	Restricted Payments	35
5.12	Change in Business	35
5.13	Change in Structure	35
5.14	Changes in Accounting	35
5.15	No Name or Other Organizational Changes	35
5.16	No Negative Pledges	36
5.17	Sale-Leasebacks	36
5.18	License Agreement Modifications and Assignments	36

5.19	The Management Agreement	36
5.20	Single Purpose Entity Requirements	36
Article 6 EVENTS OF DEFAULT		37
6.1	Event of Default	37
6.2	Remedies	40
6.3	Rights Not Exclusive	40
6.4	Late Fees	40
6.5	No Waiver or Cure	41
6.6	Full Payment Required	41
6.7	Credit Bidding	41
Article 7 AGENT		41
7.1	Appointment and Duties	41
7.2	Binding Effect	42
7.3	Use of Discretion	43
7.4	Delegation of Rights and Duties	43
7.5	Reliance and Liability	43
7.6	Agent Individually	45
7.7	Lender Credit Decision	45
7.8	Expenses; Indemnities; Withholding	46
7.9	Resignation of Agent	47
7.10	Release of Collateral or Guarantors	47
7.11	Additional Secured Parties	48
Article 8 GENERAL PROVISIONS		48
8.1	Amendments and Waivers	48
8.2	Notices	50
8.3	E-Systems and E-Transmissions	51
8.4	No Waiver; Cumulative Remedies	53
8.5	Costs and Expenses	53
8.6	Indemnity	54
8.7	Marshaling; Payments Set Aside	55
8.8	Binding Effect	55
8.9	Assignments and Participations	55
8.10	Non-Public Information; Confidentiality	58

8.11	Set-off; Sharing of Payments	60
8.12	Counterparts; Facsimile Signature	61
8.13	Severability	61
8.14	Captions	61
8.15	Independence of Provisions	61
8.16	Interpretation	61
8.17	No Third Parties Benefited	62
8.18	Governing Law	62
8.19	Jurisdiction and Service of Process	62
8.20	Waiver of Jury Trial	62
8.21	Entire Agreement; Release	63
8.22	Survival	63
8.23	Limitation of Liability for Certain Damages	63
8.24	Patriot Act	63
8.25	Replacement of Lender	64
8.26	Creditor-Debtor Relationship	64
8.27	Applicability of General Provisions to the Loan Documents	65
8.28	Time of the Essence; Time Periods	65
8.29	Corrections and Insertions	65
8.30	Transaction Characterization	65
Article 9 TAXES, YIELD PROTECTION AND ILLEGALITY		65
9.1	Taxes	65
9.2	Increased Costs and Reduction of Return; Capital Adequacy Regulation Events	67
9.3	Funding Losses	68
9.4	Lender Certificates	68
Article 10 DEFINITIONS; oTHER INTERPRETIVE PROVISIONS		68
10.1	Defined Terms	68
10.2	The Agreement	69
10.3	Certain Common Terms	69
10.4	Headings; Singular and Plural	69
10.5	Performance; Time	69
10.6	Contracts	70
10.7	Laws	70
10.8	Accounting Terms and Principles	70
10.9	Payments	70

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SCHEDULES

The following Schedules and Tables are attached to and are an integral part of this Agreement:

Schedule 1.1	Loan Schedule
Table 1.3(a)	Revolving Loan Table
Schedule 1.3(b)	Form of Revolving Loan Note
Schedule 1.3(f)	Form of Revolving Loan Borrowing Notice
Schedule 1.7	Collateral Table
Schedule 2.1	Closing Conditions Precedent Schedule
Schedule 2.3	Borrowing Base Addition Schedule
Schedule 3.17	Organizational Structure Table
Schedule 3.25	Approved Management Agreements as of the Closing Date
Schedule 4.3(b)	Compliance Certificate
Schedule 4.3(c)	Borrowing Base Certificate
Schedule 4.7	Insurance Requirements Schedule
Schedule 4.25(a)	Conditional Approval Notice Form
Schedule 4.25(b)	Borrowing Base Addition Notice Form
Schedule 4.25(c)	Proposal Package
Schedule 4.29	Post-Closing Obligations
Schedule 8.9(c)	Assignment Form
Schedule 10.1(a)	Terms Defined in Loan Agreement Provisions
Schedule 10.1(b)	Schedule of Defined Terms

LOAN AGREEMENT

This LOAN AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of July 13, 2016, by and among LVP HOLD CO MEZZ III LLC, a Delaware limited liability company (“Borrower”); and WESTERN ALLIANCE BANK, an Arizona corporation (in its individual capacity, “Western Alliance Bank”), as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender and such Lenders.

Now, therefore, in consideration of the mutual agreements, provisions and covenants contained herein and other valuable consideration, the parties hereto agree as follows:

Article 1
THE CREDITS

1.1              Amounts and Terms of Commitments. This Agreement and the other Loan Documents contain the terms and conditions applicable to the loans identified in the following “Credit Facilities Table” (the “Loan”). Attached as Schedule 1.1 is a Schedule of Loans reflecting each Lender’s share of the Loan (the “Loan Schedule”).

Credit Facilities Table
Loan	Aggregate Commitment
Revolving Loans	$60,000,000

1.2              [Intentionally Omitted]

1.3              The Revolving Facility.

(a)                Revolving Loans. Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties of the Credit Parties contained herein and in the other Loan Documents, each Lender listed in the “Revolving Loan Table” included as Table 1.3(a) on the Loan Schedule (each, together with any Lender holding Revolving Loans, a “Revolving Loan Lender”) severally and not jointly agrees to make Loans to Borrower (each such Loan, a “Revolving Loan”), in an aggregate amount not to exceed at any time outstanding the amount set forth in the Revolving Loan Table as such Lender’s Revolving Loan Commitment (such Revolving Loan Commitment amount being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Borrowing Base Amount.

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(b)               Notes. The Revolving Loans made by each Revolving Loan Lender are evidenced by this Agreement and, if requested by such Lender, a Revolving Loan Note, substantially in the form of Schedule 1.3(b), payable to such Lender in an amount equal to such Lender’s Revolving Loan Commitment (each, a “Revolving Loan Note”).

(c)                Use of Revolving Loan Proceeds. Borrower agrees to use the proceeds of the Revolving Loans exclusively to (i) repay Indebtedness of Borrower (or its Subsidiaries), (ii) acquire new properties directly or through its Subsidiaries, (iii) pay for capital expenditures incurred by Borrower or its Subsidiaries, and (iv) such other uses approved by Agent in its sole and absolute discretion, all of which are not in contravention of any Requirement of Law and not in violation of this Agreement.

(d)               Repayments and Reborrowings. Subject to the other terms and conditions of this Agreement, amounts borrowed under this Section 1.3 may be repaid and reborrowed from time to time. No prepayment fee shall be due with respect to repayments of Revolving Loans.

(e)                Revolving Loan Interest Rate and Payment Provisions.

(i)                 Interest Rate. Subject to the terms of Section 1.5, each Revolving Loan shall bear interest on the outstanding principal amount thereof from the Loan Advance Date for such Revolving Loan at the Variable Rate, such annual rate to be computed using a 360-day year and charged for actual days elapsed.

(ii)               Payments. Interest on each Revolving Loan shall be paid in arrears on the first day of each calendar month with the first such payment due on the first day of the month following the date of this Agreement. The entire unpaid principal balance of each Revolving Loan, together with all accrued and unpaid interest and all other amounts payable pursuant to this Agreement and the other Loan Documents with respect to the Revolving Loans will be due and payable, in full on the “Revolving Loan Maturity Date” which is the earlier to occur of: (i) July 13, 2019; and (ii) the date on which the Revolving Loan Aggregate Commitment shall otherwise terminate in accordance with the provisions of this Agreement. The Revolving Loan Maturity Date shall not be extended unless approved by Agent and Lenders in their sole and absolute discretion (subject to Section 1.4.)

(iii)             Remargin. If at any time the outstanding principal balance of Revolving Loans exceeds the Borrowing Base Amount, Borrower shall immediately prepay the outstanding Revolving Loans in an amount sufficient to eliminate such excess.

(f)                Procedure for Revolving Loan Borrowings.

(i)                 When Available; Limitations. Revolving Loans shall be made from time to time on any Business Day during the period beginning on the Closing Date and ending twenty days prior to the Revolving Loan Maturity Date; provided, however, Revolving Loans will not be funded more frequently than once per calendar month, unless otherwise agreed by Agent and Required Lenders. Each Revolving Loan shall be in an aggregate amount of $500,000 or $100,000 increments in excess thereof.

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(ii)               Notices and Fundings. Each borrowing of a Revolving Loan to be made by the Revolving Loan Lenders on the same day shall be made upon the Borrower’s irrevocable written notice to Agent (each, a “Revolving Loan Borrowing Notice”) substantially in the form of Schedule 1.3(f), which Revolving Loan Borrowing Notice must be received by Agent prior to 1:00 p.m. (Phoenix time) on the date that is not less than three Business Days prior to the requested borrowing date. Upon receipt of a Revolving Loan Borrowing Notice for a particular Revolving Loan, Agent will promptly notify each Revolving Loan Lender of such Revolving Loan Borrowing Notice and of the amount of such Lender’s Commitment Percentage of such Revolving Loan. Unless Agent is otherwise directed in writing by the Borrower, the proceeds of each requested Revolving Loan after the Closing Date will be made available to Borrower by Agent by wire transfer of such amount to Borrower pursuant to the wire transfer instructions specified on the applicable Revolving Loan Borrowing Notice.

(g)               Unused Revolving Loan Commitment Fee. Borrower shall pay to Agent a fee (the “Unused Revolving Loan Commitment Fee”) for the account of each Revolving Loan Lender in an amount equal to: (i) the average daily balance of the Revolving Loan Commitment of such Revolving Loan Lender during the preceding Fiscal Quarter; less (ii) the average daily balance of all Revolving Loans held by such Revolving Loan Lender during the preceding Fiscal Quarter; (iii) with the result being multiplied by 0.50% per annum. The total Unused Revolving Loan Commitment Fee to be paid by Borrower will be equal to the sum of all of the Unused Revolving Loan Commitment Fees due to the Lenders, subject to Section 1.12(e)(v). The Unused Revolving Loan Commitment Fee shall accrue at all times from and after the execution and delivery of this Agreement and shall be due and payable (i) quarterly in arrears on the fifteenth day after the end of each Fiscal Quarter; (ii) on the Revolving Loan Maturity Date; and (iii) upon the termination of the Revolving Loan Aggregate Commitment.

1.4              Extension of Maturity Date. At the Lenders’ sole discretion, the Lenders (acting unanimously) may offer Borrower the option to extend the Revolving Loan Maturity Date for one (1) year (to July 13, 2020). If the Revolving Loan Maturity Date is so extended, the Lenders (acting unanimously), at their sole discretion, may offer an additional option to extend the Revolving Loan Maturity Date for one (1) more year (to July 13, 2021). Notwithstanding the foregoing, the Revolving Loan Maturity Date may not be extended beyond July 13, 2021. In order to exercise such options to extend, Borrower, at a minimum, must (i) notify Agent of its desire to extend the Revolving Loan Maturity Date at least ninety (90) days prior to the then Revolving Loan Maturity Date, and (ii) satisfy the following conditions by or on the Revolving Loan Maturity Date: (a) Borrower has paid to Agent for the ratable benefit of Revolving Loan Lenders an extension fee in the amount of one quarter percent (25 basis points) of the aggregate Revolving Loan Commitments; (b) Agent shall have received a certificate signed by a duly-authorized officer of Borrower stating that (1) no Default or Event of Default has occurred and is continuing or would result from such extension, (2) Borrower is in compliance with the financial covenants in Section 4.22 both immediately before and after giving effect to such extension, and (3) the representations and warranties contained in the Loan Documents are true and correct in all material respects on and as of the extension date and (c) Borrower shall have executed all other documents reasonably requested by Agent with respect to any extension.

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1.5              Other Interest Provisions.

(a)                Default Interest. At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 6.1(a) or 6.1(f) exists), Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on each Loan from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent per annum to the Variable Rate in effect from time to time with respect to such Loan. All such interest shall be payable on demand of Agent or the Required Lenders.

(b)               Maximum Rate of Interest. Anything herein or in any of the other Loan Documents to the contrary notwithstanding, the obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to any Requirement of Law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of the Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this subsection) been computed since the Closing Date as otherwise provided in this Agreement.

1.6              Closing. The closing (the “Closing”) with respect to the Loan will occur within three Business Days following satisfaction (or waiver) of each of the closing conditions precedent listed in Section 2.1 and on Schedule 2.1. The date on which the Closing occurs and the Revolving Loan to be made at Closing is funded is the “Closing Date.” Borrower hereby authorizes Agent to insert the Closing Date on the first page hereof, as the date of this Agreement, and in the various Loan Documents executed in connection with the Closing, as the date thereof. The Closing must occur on or before 1:00 p.m. local time in Phoenix, Arizona on July 14, 2016 (the “Closing Deadline”). If the Closing has not occurred on or before the Closing Deadline, Lenders shall have absolutely no obligation whatsoever to extend the Loan to Borrower. Agent may extend the Closing Deadline in Agent’s sole discretion. Any Closing Deadline extension must be in writing to be valid.

1.7              Collateral. All of the Obligations, including with respect to the Loan, will be secured by the Collateral. At Closing, the Collateral will include the Collateral described in the Collateral Table attached as Schedule 1.7 (the “Collateral Table”) as well as all other Collateral described in the Loan Documents.

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1.8              Loan Accounts.

(a)                Maintenance of Loan Records. Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. On a monthly basis, Agent shall deliver to Borrower a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b)               Ownership Register. Agent, acting as a non-fiduciary agent of Borrower solely for tax purposes and solely with respect to the actions described in this subsection, shall establish and maintain at its address referred to in Section 8.2 (or at such other address as Agent may notify Borrower): (i) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent and each Lender in the Revolving Loans, each of their obligations under this Agreement to participate in each Loan, and any assignment of any such interest, obligation or right; and (ii) accounts in the Register in accordance with its usual practice in which it shall record: (A) the names and addresses of the Lenders (and each change thereto pursuant to Sections 8.9 and 8.25); (B) the Commitments of each Lender; (C) the amount of each Loan and each funding of any participation described in clause (i) of this subsection; (D) the amount of any principal or interest due and payable or paid; and (E) any other payment received by Agent from Borrower and its application to the Obligations.

(c)                Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.8 and Section 8.9 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)               Access to Register. The Credit Parties, Agent, and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by Borrower, Agent, or such Lender during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender, unless otherwise agreed by Agent.

1.9             Intentionally Omitted.

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1.10          Intentionally Omitted.

1.11          Payments by Borrower.

(a)                Time, Manner and Place of Payment. All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 8.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than noon (Phoenix time) on the date due. Any payment which is received by Agent later than noon (Phoenix time) may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. If any payment hereunder shall be stated to be due on a day and such day is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All payments with respect to the Obligations, including payments made by ACH debit, shall be in U.S. dollars and shall be made from a business deposit account in Borrower’s name at a U.S. bank.

(b)               Revolving Loans to Fund Interest, Fees, and Other Amounts. Borrower hereby authorizes Agent and each Lender to make a Revolving Loan to pay (i) interest, principal, agent fees, and Unused Commitment Fees, in each instance, on the date due; or (ii) after five days’ prior notice to Borrower, other fees, costs or expenses payable by Borrower or any other Credit Party hereunder or under the other Loan Documents.

(c)                Application of Payments After Event of Default. During the continuance of an Event of Default, Agent may, and, upon the direction of Required Lenders, shall apply any and all payments received by Agent in respect of any Obligation in accordance with priorities specified in this subsection (c). Notwithstanding any provision herein to the contrary, all payments made by Credit Parties to Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

(i)                 First, to payment of costs and expenses, including reasonable attorneys’ fees and expenses, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

(ii)               Second, to payment of reasonable attorneys’ fees and expenses of the Lenders payable or reimbursable by Borrower under this Agreement;

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(iii)             Third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent and the Lenders;

(iv)             Fourth, to payment of principal of the Obligations, including Obligations under any Secured Rate Contract;

(v)               Fifth, to payment of any other amounts owing constituting Obligations; and

(vi)             Sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category; and each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses (iii), (iv), and (v) above.

1.12          Payments by the Lenders to Agent; Settlement.

(a)                Funding Requirements. Agent may, on behalf of the Lenders, disburse funds to Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to Borrower. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by Borrower no later than the Business Day prior to the scheduled borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as set forth on Agent’s signature page hereto, no later than noon (Phoenix time) on such scheduled borrowing date. Nothing in this subsection (a) or elsewhere in this Agreement or the other Loan Documents, including the other provisions of this Section 1.12, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent any Lender or Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b)               Agent Payments to Lenders; Settlement. At least once each calendar month or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and fees paid for the benefit of the Lenders with respect to each applicable Loan. Except as otherwise provided in Section 1.12(e)(iii) and Section 1.12(e)(v), Agent shall pay to each Lender such Lender’s Commitment Percentage of principal, interest and fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender not later than 1:00 p.m. (Phoenix time) on the next Business Day following each Settlement Date.

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(c)                Availability of Lender’s Commitment Percentage. Agent may assume that each Revolving Loan Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Revolving Loan Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Loan Lender without setoff, counterclaim or deduction of any kind. If any Revolving Loan Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify the Borrower, and Borrower shall immediately repay such amount to Agent. Nothing in this subsection or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. Without limiting the provisions of subsection (b) above, to the extent that Agent advances funds to Borrower on behalf of any Revolving Loan Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Revolving Loan Lender.

(d)               Return of Payments.

(i)                 Recovery from the Lenders. If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)               Returned Payments. If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e)                Non-Funding Lenders.

(i)                 Responsibility. The failure of any Non-Funding Lender to make any Revolving Loan, or to fund any purchase of any participation to be made or funded by it, or to make any payment required by it under any Loan Document on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other required payment under any Loan Document.

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(ii)               Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 8.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Loan Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders”, or “Lenders directly affected” pursuant to Section 8.1) for any voting or consent rights under or with respect to any Loan Document, provided that: (A) the Commitment of a Non-Funding Lender may not be increased, extended or reinstated; (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven; and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced, in each case, without the consent of such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders, the Loans and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(iii)             Borrower Payments to a Non-Funding Lender. Agent shall be authorized to use all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties. With respect to such Non-Funding Lender’s failure to fund Revolving Loans, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans from the other Revolving Loan Lenders until such time as the aggregate amount of the Revolving Loans are held by the Revolving Loan Lenders in accordance with their Commitment Percentages of the Revolving Loan Aggregate Commitment. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans. If Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (iv) below or that ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of all unpaid obligations owing by such Lender to Agent and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans.

(iv)             Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

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(v)               Fees. A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and Borrower shall not be required to pay, such Lender’s portion of the Unused Revolving Loan Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) of such definition.

(f)                Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on E-Systems.

1.13          Borrowing Base Valuation. Agent will determine the Borrowing Base Amount from time to time (each such date, a “Borrowing Base Valuation Date”), including, without limitation, (i) as of the Closing Date, (ii) as of the end of each Fiscal Quarter based upon the Financial Statements and Borrowing Base Certificate provided pursuant to Sections 4.2 and 4.3, and (iii) upon receipt of any new or updated Acceptable Appraisal ordered by Agent. If Borrower fails to provide Agent with the required Financial Statements or a Borrowing Base Certificate for any quarter pursuant to Sections 4.2 and 4.3 (and fails to cure such breach within the cure period set forth in Section 6.1(d), if applicable), Agent and Required Lenders may, in their sole discretion, elect to deem the Total Borrowing Base Value to be zero dollars until such Financial Statements and Borrowing Base Certificate are provided to Agent.

1.14          Cash Management.

(a)                Borrower shall deposit, and shall cause Manager to deposit, all Operating Revenues into a Depository Account in which Borrower has granted to Agent a perfected security interest pursuant to a Blocked Account Agreement. On or before Closing (and thereafter as needed), Borrower and Manager shall give irrevocable notices to all current Credit Card Issuers or any other account debtors doing business with Borrower or any of the Borrowing Base Assets to make or wire all payments to a Depository Account in which Borrower has granted to Agent a perfected security interest. Within thirty (30) days after (i) the Closing with respect to the initial Borrowing Base Assets or (ii) the date of submission as a Borrowing Base Asset with respect to all subsequently added Borrowing Base Assets, Borrower shall deliver to Agent such notices signed by Borrower and will endeavor to have them countersigned by each Credit Card Issuer. Borrower and Manager shall give the same irrevocable notice to all future Credit Card Issuers and other account debtors concurrently with entering into agreements with such parties and, in the case of future Credit Card Issuers, shall deliver to Agent all such notices signed by Borrower and will endeavor to have them countersigned by each future Credit Card Issuer within thirty (30) days thereafter. Each reference to Borrower in this Section 1.14 shall also include the TRS Lessee for each Hotel Asset, and Borrower shall cause each TRS Lessee to comply with this Section 1.14.

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(b)               During any Sweep Period, commencing upon the written request of Agent:

(i)                 Upon notice from Agent, the financial institution who is a party to the Blocked Account Agreement shall transfer all funds then on deposit, and thereafter deposited, in its Depository Account to an account maintained by Agent in Agent’s name (or such other account name as Agent may elect) at Western Alliance Bank or another bank selected by Agent in its sole discretion (the “Agent Account”). Such transfers to the Agent Account shall continue until a Sweep Period no longer exists.

(ii)               Upon Agent’s determination that a Sweep Period no longer exists, Agent shall transfer all funds then on deposit in the Agent Account to the Depository Account and shall notify the applicable financial institution to cease transferring funds to the Agent Account.

(iii)             Borrower acknowledges that more than one Sweep Period may occur during the term of the Loan.

(c)                The Agent Account, and all funds at any time on deposit therein, shall be subject to the following:

(i)                 At any time on or after the first day of each month, Agent shall withdraw from the Agent Account an amount equal in the aggregate to all debt service, reserve amounts (including Tax & Assessment Impositions in accordance with Section 4.24), fees, costs, expenses and other amounts then owing to Secured Parties under the Loan Documents.

(ii)               Borrower shall submit to Agent a monthly a disbursement request containing detailed description of Operating Expenses then owing, together with invoices, bills of sale and such other evidence as Agent may request to confirm the amount and nature of each such Operating Expense. Each such disbursement request shall reflect Operating Expenses shown on the then-current operating budget for such Borrowing Base Asset or be accompanied by a detailed explanation for the variance.

(iii)             After payment of all amounts described under Section 1.14(c)(i) and upon Agent’s approval of each disbursement request, Agent shall disburse funds from the Agent Account to pay Operating Expenses described in the approved disbursement request, which disbursements shall be made by Agent to Borrower or the Manager who shall then pay such expenses and provide Agent with reasonable evidence of such payment within ten (10) Business Days of receipt of such disbursement. Such disbursement request may also include sales taxes, which Agent shall release from the Agent Account as the item with first priority to be paid as Operating Expenses.

(iv)             Agent, in its sole discretion, may apply all of the funds then on deposit in the Agent Account (after payment of debt service, reserve amounts and Operating Expenses then owing) to pay down the principal balance of the Revolving Loans, provided that unless the Revolving Loans have been accelerated or have otherwise become due and payable in full, Agent shall not by such application of such excess funds reduce the balance in any Agent Account to less than $50,000. Thereafter, Agent, in its sole discretion, may continue to apply all of the funds remaining in the Agent Account after payment of debt service, reserve amounts and Operating Expenses each month to pay down the principal balance of the Revolving Loans until the Sweep Period terminates. In no way shall Agent's review, approval or payment of any disbursement request be deemed to impose any obligation on Agent to manage or operate any Hotel Asset or to pay any Operating Expense (except out of available funds on deposit in the Agent Account as set forth herein) or be deemed or construed as an approval of the amount of any Operating Expense (except to the extent that Agent determines a particular amount does not constitute an Operating Expense) or the performance of any vendor supplying materials or services to a Hotel Asset.

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(v)               Nothing in this Section 1.14 shall obligate Agent to make any advances or loans to or for the benefit of Borrower other than disbursements of available funds in the Agent Account from time to time as described in this Section 1.14.

(vi)             To secure the Obligations, Borrower grants to Agent a security interest in all funds held in the Agent Account. While an Event of Default exists, Agent shall be entitled, without notice to Borrower, to apply any funds in the Agent Account to satisfy Borrower's obligations under the Loan Documents.

Article 2
CONDITIONS PRECEDENT

2.1              Closing Conditions Precedent. The obligation of each Lender to make its initial Loans to be funded at Closing and to close the transactions contemplated by this Agreement is subject to Agent’s satisfaction with or waiver of, in Agent’s sole discretion and in each case on or prior to the Closing Deadline, the closing conditions precedent set forth in this Section and on the Closing Conditions Precedent Schedule attached as Schedule 2.1, including all required deliverables, each at the expense of the Credit Parties:

(a)                Borrowing Base Certificate. Borrower shall have provided to Agent a Borrowing Base Certificate setting forth the Total Borrowing Base Value as of the Closing Date.

2.2              Conditions Precedent to Funding Revolving Loans Post-Closing. Except as otherwise expressly provided herein, no Revolving Loan Lender shall be obligated to fund any Revolving Loan after the Closing, if, as of the date of funding, the conditions in this Section 2.2 are not satisfied. The request by Borrower and acceptance by Borrower of the proceeds of such Revolving Loan shall be deemed to constitute, as of the date thereof, both a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.

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(a)                Representations and Warranties True and Correct. All representations and warranties by any Credit Party contained herein or in any other Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein), unless Agent or Required Lenders have determined to make such Revolving Loan notwithstanding the fact that such warranty or representation is untrue or incorrect.

(b)               No Default or Event of Default. No Default or Event of Default has occurred and is continuing or would reasonably be expected to result after giving effect to such Revolving Loan, unless Agent or Required Lenders shall have determined to make such Revolving Loan notwithstanding the existence of such Default or Event of Default.

(c)                Payment of Costs, Expenses and Fees. All costs, expenses and fees to be paid by Borrower on or before the date of funding of such Revolving Loan shall have been paid in full.

(d)               No Material Adverse Effect. No Material Adverse Effect shall have occurred since Closing, and there shall be no facts or circumstances existing and not previously disclosed in writing to Agent or the Lenders with respect to any Credit Party, the Collateral, the seller, if any, of the Collateral, any other Person representing or otherwise acting on behalf of a Credit Party, or the transactions contemplated by the Loan Documents, in Agent’s reasonable judgment, are inconsistent in a material and adverse manner with any such information disclosed to Agent prior to Closing.

(e)                Loan Documents. Agent shall have received and has filed or recorded, as applicable, such documents as Agent may require to (i) continue the full benefits of the Loan Documents; and (ii) protect, preserve, maintain, continue, and enforce Agent’s rights in (and the priority of Agents Liens on) the Collateral, including consents, intercreditor agreements, and subordination agreements, in each case duly executed and, where appropriate, acknowledged by the appropriate parties (with each such document or instrument to be deemed to be a Loan Document).

(f)                Borrowing Base Amount. After giving effect to any Loan, the aggregate outstanding amount of the Revolving Loans would not exceed the Borrowing Base Amount.

(g)               Borrowing Base Certificate. Not less than five (5) Business Days before the Revolving Loan is to be made, Agent shall have received a current Borrowing Base Certificate dated as of the latest Borrowing Base Valuation Date and computed as if the requested Revolving Loan had been made on such date.

(h)               Capital Expenditure Information. If the Revolving Loan is to be made to pay for capital expenditures, Borrower shall have provided Agent with any cost information with respect to such capital expenditures, as required by Agent in its reasonable discretion.

(i)                 Purchase of Borrowing Base Assets. If the Revolving Loan is to be made to pay costs associated with the purchase of a Borrowing Base Asset, Agent shall have received all information required by Agent in connection with such purchase, and the applicable Hotel Asset must qualify as a Borrowing Base Asset upon the disbursement of the proceeds of such Revolving Loan.

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(j)                 Incurrence Tests. Not less than five (5) Business Days before the Revolving Loan is to be made, Agent shall have received a certificate of Borrower demonstrating to Agent’s satisfaction Borrower’s compliance with the financial covenants set forth in Section 4.22 on a pro forma basis after giving effect to the proposed borrowing, together with supporting information in detail satisfactory to Agent.

2.3              Conditions Precedent to Classification as a Borrowing Base Asset. Prior to any Hotel Asset being classified as a Borrowing Base Asset, the conditions set forth in Schedule 2.3 must be satisfied with respect to such Hotel Asset. In addition, if a Hotel Asset is to be added as a Borrowing Base Asset after the Closing Date, Borrower must comply with Section 4.25.

Article 3
REPRESENTATIONS AND WARRANTIES

Borrower acknowledges and agrees that the representations and warranties in this Article are a material consideration to Agent and the Lenders; that Agent and the Lenders are relying on their correctness and completeness in entering into this Agreement and making the Loans available to Borrower; and that these representations and warranties are true and accurate as of the date hereof, will be true and accurate as of the Closing, as if made at Closing, and will survive the Closing, regardless of any investigation or inspection by Agent or any Lender. Accordingly, Borrower represents, warrants, and certifies to and covenants with Agent and the Lenders that:

3.1              Corporate Existence and Power. Each Credit Party (a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable; (b) has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents to which it is a party; (c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2              Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Agreement and any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not (a) contravene the terms of any of that Person’s Organization Documents; (b) conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or (c) violate any material Requirement of Law in any material respect.

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3.3              Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents; and (b) those obtained or made on or prior to the Closing Date.

3.4              Binding Effect. This Agreement and each other Loan Document to which any Credit Party is a party constitute the legal, valid and binding obligations of each such Person, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5              Litigation and Condemnation. There are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, including condemnation proceedings or proceedings in lieu of condemnation, against Borrower, any of its Subsidiaries or any of their respective Properties which (a) purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby; (b) would reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, in excess of $500,000 for any Site; or (c) seek an injunction or other equitable relief which would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

3.6              Administrative, Criminal and Governmental Audits and Investigations. There are no administrative or criminal matters or investigations or government investigations, or other similar matters currently pending or, to the knowledge of each Credit Party, threatened that involve any Credit Party nor has any Credit Party been involved in any such matters within the past seven years.

3.7              No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral. No Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.8              ERISA Compliance. None of the Credit Parties maintains, or has any Liabilities with respect to, any Title IV Plan, Multiemployer Plan, and other material Benefit Plan.

3.9              Use of Proceeds; Margin Stock. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 1.3(c) and are intended to be and shall be used in compliance with Section 5.8. Neither the Borrower nor any of its Subsidiaries is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock. As of the Closing Date, neither the Borrower nor any of its Subsidiaries owns any Margin Stock.

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3.10          Ownership of Property; Liens. Each of the Credit Parties which owns a Borrowing Base Asset has good record and marketable title in fee simple to each Site that is a Borrowing Base Asset, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses. None of the Property of any Credit Party is subject to any Liens other than Permitted Liens. All material Permits required to have been issued or appropriate to enable each such Site to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect. All Real Estate and all personal property of each Subsidiary Guarantor are subject to Liens in favor of Agent for the benefit of the Secured Parties.

3.11          Taxes. All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. To Borrower’s knowledge, no Tax Return is under audit or examination by any Governmental Authority and no notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

3.12          Financial Condition.

(a)                Pre-Closing Financial Statements. To Borrower’s knowledge, the financial statements delivered to Agent for each of the Borrowing Base Assets for the trailing twelve months ending April 30, 2016, present fairly in all material respects the results of operations for each Borrowing Base Asset for the periods covered thereby.

(b)               Absence of Material Adverse Effects. Since December 31, 2015, there has been no Material Adverse Effect.

(c)                Indebtedness and Contingent Obligations. The Borrower and its Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

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(d)               Closing Projections. All financial performance projections delivered to Agent, including the financial performance projections delivered on or prior to the Closing Date, represent Borrower’s best good faith estimate of future financial performance and are based on assumptions believed by Borrower to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and the Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

3.13          Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any Affiliate of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.

3.14          Solvency. Both before and after giving effect to (a) the Loans made on or prior to the date this representation and warranty is made or remade; (b) the disbursement of the proceeds of such Loans to Borrower or as directed by the Borrower; and (c) payment and accrual of all transaction costs in connection with the foregoing, both the Credit Parties taken as a whole and each Credit Party individually are Solvent. This Agreement and the other Loan Documents were executed and delivered to the Agent by each Credit Party in good faith, and the Obligations incurred thereunder and the Liens granted thereunder were incurred and granted in a substantially contemporaneous exchange for fair equivalent value.

3.15          Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of Borrower, threatened) against or involving any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party. To Borrower’s knowledge, (a) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party; and (b) no such representative has sought certification or recognition with respect to any employee of any Credit Party.

3.16          Brokers’ Fees; Transaction Fees. Except for fees payable to Agent and the Lenders, none of the Credit Parties has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.17          Ventures, Subsidiaries and Affiliates; Outstanding Stock. Borrower (a) has no Subsidiaries, except as may be disclosed on Schedule 3.17 (the “Organizational Structure Table”) and (b) is not engaged in any joint venture or partnership with any other Person. All issued and outstanding Stock and Stock Equivalents of Borrower are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding Stock of Borrower and each Subsidiary of Borrower, if any, is owned by each of the Persons and in the amounts set forth on the Organizational Structure Table. Except as set forth on the Organizational Structure Table, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which Borrower may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries. Set forth on the Organizational Structure Table is a true and complete organizational chart for Borrower and its Subsidiaries, which the Credit Parties shall update upon notice to Agent promptly following the incorporation, organization or formation of any Subsidiary.

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3.18          Bonding. No Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

3.19          Full Disclosure. None of the representations or warranties made by any Credit Party as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

3.20          Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and its Affiliates (each, an “AML Party”) is and will remain in compliance with the following (collectively, the “AML Requirements”): all U.S. economic sanctions laws and executive orders; all regulations promulgated by the U.S. Office of Foreign Assets Control (“OFAC”); and all applicable anti-money laundering and counter-terrorism provisions of the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (the “Patriot Act”), and all rules and regulations issued pursuant to such laws, including those relating to “know your customer”, anti-money laundering, and anti-terrorism. No AML Party is or will become a Person (a) included by OFAC on the list of Specially Designated Nationals and Blocked Persons (the “SDN List”) or who is otherwise the target of U.S. economic sanctions laws, such that, in either case, a U.S. Person cannot engage in business transactions with such Person; or (b) that is Controlled by, or acting, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions, such that entry into or performance under any Loan Document would violate any Requirement of Law. For purposes of this Section 3.20, “Affiliate” does not include the shareholders of any entity that is publicly traded on a recognized national United States stock exchange.

3.21          Intentionally Omitted.

3.22          Bankruptcy and Similar Matters. There are no bankruptcy, insolvency, or similar proceeding currently pending or, to the knowledge of Borrower, threatened against any Credit Party. During the past seven years: (a) no assets of any Credit Party have been the subject of any foreclosure or similar proceeding or been transferred by deed in lieu; (b) no Credit Party has filed (or had filed against such Credit Party) a petition under the U.S. Bankruptcy Reform Act of 1978, 11 U.S.C. §101, et seq. (the “Bankruptcy Code”) or obtained a discharge of its debts under the Bankruptcy Code; and (c) no Person that is a principal officer, executive, member, manager or shareholder of a Credit Party held a similar position in an entity that, during the time such Person held such position or within one year after leaving such position, filed (or had filed against it) a petition under the Bankruptcy Code or that obtained a discharge of its debts under the Bankruptcy Code.

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3.23          Site Conditions, Zoning, Access, and Utilities. Each Site, including all buildings and other improvements associated with such Site, is in good condition and repair, ordinary wear and tear excepted; free (to the knowledge of Borrower) from structural defects. Permanent, legal access is available to each Site from a physically open and dedicated public right-of-way. Each Site is unconditionally zoned by the appropriate Governmental Authority for the use of such Site for the Permitted Concept. Adequate public or private utilities are available at each Site to permit operation of such Site as a Permitted Concept, and all utility connection fees and use charges have been paid in full.

3.24          License Agreement. Borrower has delivered to Agent a fully executed, complete copy of each License Agreement affecting a Site. Each License Agreement is in full force and effect, the entire interest of the franchisee thereunder is owned by one or more Credit Parties, and such interest has not been assigned, transferred, mortgaged, or otherwise encumbered other than pursuant to Lender’s Liens. The term of each License Agreement exceeds the Revolving Loan Maturity Date. No notice of default from the Licensor has been received by Borrower or any other Credit Party with respect to any License Agreement that has not been cured, and no notice of default to the Licensor has been given that has not been cured. To the knowledge of Borrower, no event has occurred and no condition exists, including with respect to any required remodeling or re-imaging, that, with the giving of notice or the lapse of time or both, would constitute a default under any License Agreement. No Credit Party is subject to any property or performance improvement plan or similar requirement under any License Agreement (each, a “PIP”) or, if a Credit Party is subject to a PIP, the requirements thereof have been fully disclosed to Agent, including expenses, required reserves, and other requirements. Each Borrowing Base Asset is subject to an Approved License Agreement with an Approved Licensor.

3.25          Management Agreement. Borrower has delivered to Agent a fully executed, complete copy of each Management Agreement affecting a Site. Each Management Agreement is in full force and effect, the entire interest of the owner thereunder is owned by the Credit Party that owns or leases such Site, and such interest has not been assigned, transferred, mortgaged, or otherwise encumbered other than pursuant to Liens in favor of Agent. No notice of default from Manager has been received by Borrower or any other Credit Party that has not been cured, and no notice of default to such Manager has been given that has not been cured. To Borrower’s knowledge, no event has occurred and no condition exists that, with the giving of notice or the lapse of time or both, would constitute a default under the Management Agreement. Each Management Agreement (a) is fully subordinate to the Loan and Loan Documents, including to all Liens in Agent’s favor; and (b) does not contain any rights of first refusal or other options in favor of Manager to acquire any Collateral or other property of a Credit Party. Each Borrowing Base Asset is operated and managed by an Approved Manager pursuant to an Approved Management Agreement. Each Approved Management Agreement as of the Closing Date is set forth on Schedule 3.25.

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3.26          Non-Foreign Status. Borrower is not a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate” or “foreign person,” as those terms are defined by the Code.

3.27          Commercial Purpose of Credit Facilities. The purpose of the Obligations is a commercial business purpose and not a personal, family, or household purpose. No portion of the Collateral is being used by the Credit Parties for any personal, family or household purposes.

Article 4
AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, Borrower shall comply with the following and, to the extent a covenant is expressed as a covenant of a Credit Party or a Subsidiary of Borrower, shall cause each such Credit Party or Subsidiary of Borrower to comply with the following:

4.1              Accounting Systems; Books and Records. Borrower shall maintain (a) a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments); and (b) proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of financial transactions and matters involving the assets and business of such Person.

4.2              Financial Reporting.

(a)                Financial Reports. Borrower shall deliver to Agent and each Lender as an E-Transmission and in detail reasonably satisfactory to Agent and the Required Lenders:

(i)                 Annual and Quarterly Financial Statements. Within 120 days after the end of each Fiscal Year of Borrower and within 45 days after the end of each Fiscal Quarter of Borrower (including the last Fiscal Quarter in each Fiscal Year): (A) complete Financial Statements for Borrower and each other Credit Party for the period then ended (including, without limitation, for Limited Guarantor, the audited annual Financial Statements of Lightstone Value Plus Real Estate Investment Trust III, Inc.) and (B) such other information (financial or otherwise) as Agent may reasonably request.

(ii)               Other Financial Information. Within 45 days following the end of each Fiscal Quarter: (A) standard hotel data of rooms sold and rooms available for the Fiscal Quarter, as well as gross revenue breakdown of room revenue from other revenue for such period, so that occupancy ADR and RevPar Statistics for such Fiscal Quarter can be calculated; and (B) the Smith Travel Research Reports for such Fiscal Quarter.

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(iii)             Quality Assurance Reports. Within 45 days following the end of each Fiscal Year, copies of all Quality Assurance reports for each Site issued by a Licensor during such Fiscal Year.

(iv)             Royalty Billings. Within 30 days after the end of each Fiscal Quarter, all Licensor royalty billing statements for each Site for such Fiscal Quarter.

(v)               Other. Borrower will also deliver to Agent such Financial Statements of Borrower and each other Credit Party as Agent may request from time to time to verify compliance with the terms and conditions of this Agreement and the other Loan Documents, including with any financial covenants and at any time following the occurrence and during the continuance of a Default. “Financial Statements” means, for Borrower, each Credit Party and Lightstone Value Plus Real Estate Investment Trust III, Inc., a consolidated and consolidating balance sheet, including retained earnings, as of the relevant fiscal period, and related profit and loss statements, cash flows (if any), and all related schedules for the fiscal period then ended; provided, however, quarterly Financial Statements will not require statements of retained earnings or cash flows unless requested by Agent in its reasonable discretion. In those cases where a Credit Party is an individual, such Financial Statements shall include statements of assets and liabilities, tax returns, salary information, and such other information as Agent may reasonably request.

(b)               Financial Statement Requirements. All Financial Statements of Borrower and Subsidiary Guarantors shall show results (including operating statements in detail reasonably acceptable to Agent) separately for each Borrowing Base Asset and shall be prepared in accordance with GAAP from period to period. All Financial Statements of Borrower must be certified by a Responsible Officer to be true, correct and complete in all material respects as of the date covered thereby.

(c)                Tax Returns. Within the earlier of (a) 30 days of filing such Tax Returns with the appropriate Government Authorities; or (b) November 15 of each Fiscal Year, Borrower shall, and shall cause each of its Subsidiaries, to deliver to Agent true and complete copies of all such Tax Returns filed by Borrower and its Subsidiaries, in each case only if such entity is required to file a Tax Return.

(d)               Budgets and Projections. Annually, no later than the last day of each Fiscal Year of the Borrower, Borrower will deliver to Agent budgets and projections for the operation of each Site for the upcoming Fiscal Year, in form and content reasonably satisfactory to Agent.

4.3              Certificates; Other Information. Borrower shall furnish to Agent and each Lender as an E-Transmission:

(a)                Reports. Together with each delivery of the Annual Financial Statements, (i) an operational report, in reasonable detail, signed by a Responsible Officer, describing the operations and financial condition of Borrower for the Fiscal Year then ended, and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to Section 4.3(d) and discussing the reasons for any significant variations;

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(b)               Compliance Certificate. Together with each delivery of any Financial Statement, Borrower will deliver to Agent a compliance certificate (the “Compliance Certificate”) using the attached Compliance Certificate Form on Schedule 4.3(b) (or such other form as Agent may then require), duly executed by a Responsible Officer, that, among other things: (a) certifies that the Financial Statements are accurate and complete and fairly present, in all material respects, in accordance with GAAP, the financial position and the results of operations of Borrower, in the case of Borrower’s Financial Statements, or such other Credit Party, in the case of such other Credit Party’s Financial Statements; (b) demonstrates compliance with each of the financial covenants contained in this Agreement; and (c) states that no Default is continuing as of the date of delivery of such compliance certificate or, if a Default is continuing, states the nature thereof and the action that Borrower proposes to take with respect thereto;

(c)                Borrowing Base Certificates. Together with each delivery of any Financial Statements of Borrower or any appraisals pursuant to this Agreement, Borrower will deliver to Agent a Borrowing Base Certificate setting forth the Total Borrowing Base Value as of the last day of the most recently ended Fiscal Quarter or date of appraisal, if later;

(d)               Projections. As soon as available and in any event no later than the last day of each Fiscal Year of Borrower, projections of the Credit Parties’ consolidated and consolidating financial performance for the forthcoming Fiscal Year on a month by month basis;

(e)                Accountant Audits and Reports. Promptly upon receipt thereof, copies of any reports submitted by Borrower’s certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services; and

(f)                Other Items. Promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request.

4.4              Notices. In addition to any other requirement in this Agreement or the other Loan Documents to provide Agent and the Lenders with certain notices, Borrower shall notify promptly Agent and each Lender of each of the following (and in no event later than three Business Days after a Responsible Officer becomes aware thereof); provided, however, that a requirement in this Agreement or any other Loan Document to provide Agent and/or the Lenders with notice of the occurrence or existence of certain events or matters shall not be construed as an approval or waiver of, or consent to, any such event or matter, where consent or approval of Agent or the Lenders is otherwise required:

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(a)                Default or Event of Default. The occurrence or existence of any Default or Event of Default;

(b)               Breach of Contractual Obligations. Any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c)                Governmental Authority Disputes, Investigations, Etc. Any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d)               Commencement of Litigation; Material Developments. The commencement of, or any material development in, any litigation or proceeding affecting Borrower, any of Borrower’s Subsidiaries or their respective properties (i) in which the amount of damages claimed is $500,000 or more (unless covered by insurance), (ii) which would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

(e)                Existence of a Material Adverse Effect. Any Material Adverse Effect subsequent to the date of the most recent financial statements delivered to Agent and the Lenders pursuant to this Agreement;

(f)                Changes in Accounting and Financial Reporting Practices. Any material change in accounting policies or financial reporting practices by any Credit Party;

(g)               Labor Controversies. Any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(h)               New Subsidiaries; Stock Issuances. The creation, establishment or acquisition of any Subsidiary of Borrower or the issuance by or to any Credit Party (other than the Limited Guarantor) of any Stock or Stock Equivalent.

Each notice pursuant to this Section shall be delivered as an E-Transmission, accompanied by a statement by a Responsible Officer of Borrower, setting forth details of the occurrence referred to therein, and stating what action Borrower or other Person proposes to take with respect thereto and at what time. Each notice under Section 4.4(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.5              Preservation of Corporate Existence, Etc.. Each Credit Party shall: (a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 5.3; (b) preserve and maintain in full force and effect all rights, privileges, qualifications, Permits, licenses and franchises necessary in the normal conduct of its business except as permitted by Sections 5.2 and 5.3 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and (c) use its commercially reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it.

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4.6              The Collateral. The Credit Parties will (a) keep the Collateral free and clear of any and all Liens, other than the Permitted Liens and Permitted Encumbrances; (b) use the Collateral only in its trade or business; (c) keep the tangible Collateral at each Site and maintain such tangible Collateral in good operating condition and repair, normal wear and tear excepted; and (d) own and keep at each Site all equipment, including all machinery, furniture, appliances, trade fixtures, tools, office and record keeping equipment, and inventory required to be maintained by Borrower at such Site pursuant to the License Agreement and Management Agreement for such Site and that are reasonably necessary for the proper and prudent operation of such Site as the Permitted Concept.

4.7              Insurance. Borrower shall obtain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to Borrower’s, as well as such other insurance and coverages as may be necessary to comply with any Requirement of Law or as Agent may otherwise reasonably require from time to time, including the insurance policies and coverages set forth on Schedule 4.7 (the “Insurance Requirements Schedule”). All insurance policies and coverages shall satisfy the Insurance Requirements (as defined on said Schedule). Borrower’s compliance or non-compliance with the Insurance Requirements shall not limit the liability of any Credit Party for the acts or omissions of Borrower, any other Credit Party, or any of their respective related Persons, as provided in this Agreement or in any of the other Loan Documents. If Agent exercises its remedies and there is a sale of the Collateral or any other transfer of title or assignment of the Collateral in extinguishment, in whole or in part, of the Obligations, all right, title and interest of Borrower in and to all required policies of insurance relating to the Collateral so transferred shall inure to the benefit of and pass to the successor in interest to Borrower or the purchaser or grantee of the Collateral, to the extent such policies are assignable pursuant to the terms thereof.

4.8              Payment of Obligations. Each Credit Party shall pay, discharge and perform as the same shall become due and payable or required to be performed: (a) all Tax liabilities, assessments and governmental charges or levies upon it or its Property and all lawful claims which, if unpaid, would by law become a Lien upon its Property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person; (b) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained herein, in any other Loan Documents and/or in any instrument or agreement evidencing such Indebtedness; (c) the performance of all obligations under any Contractual Obligation to such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and (d) payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Benefit Plan.

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4.9              Compliance with Law. Each Credit Party will comply with all Requirements of Law, except where non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.10          Anti-Money Laundering; Anti-Terrorism. Each Credit Party shall, at all times, comply, and cause its Affiliates to comply, with all AML Requirements. Neither Borrower nor any other Credit Party will use any proceeds of the Loans directly or indirectly for any payments to any government official or employee, political party, political party official, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977. Within five days of written request, Borrower shall provide Lender with such documentation as Lender may request from time to time, to verify compliance with the terms and conditions of this Section, including with respect to sources of funds for payments made or to be made by any Credit Party.

4.11          Inspection of Property and Books and Records. Each Credit Party shall, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to each Site to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate; (b) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect, and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records; and (c) inspect, evaluate and make physical inspections, verifications and appraisals of the Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties’ expense; provided, however, that the Credit Parties shall only be obligated to reimburse Agent for the expenses of one such field examination, audit and inspection per Site per calendar year or more frequently if an Event of Default has occurred and is continuing. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

4.12          Use of Proceeds. Borrower shall use the proceeds of the Loans solely for the purposes specified in Section 1.3.

4.13          Further Assurances.

(a)                Disclosures. Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

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(b)               Taking Certain Actions. Promptly upon request by Agent, the Credit Parties shall take such additional actions and execute such documents as Agent may reasonably require from time to time in order to: (i) carry out more effectively the purposes of this Agreement or any other Loan Document; (ii) subject the Collateral to the Liens created by any of the Collateral Documents; (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby; and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document.

4.14          [Intentionally Omitted].

4.15          Taxes. Borrower shall pay or cause to be paid, prior to delinquency, all Taxes which may at any time be assessed, levied or imposed upon Borrower, any Site, the Collateral, the Loan Documents, the Obligations, or the rents, issues, profits, damages, income and other benefits now or hereafter derived from any of the Sites, or which may arise in respect of the occupancy, use, possession or operation thereof, subject, however, to any contest rights provided for in the Loan Documents.

4.16          Casualty.

(a)                Casualty; Continuation of Obligations. Borrower shall at all times bear the entire risk of any loss, theft, damage to, or destruction of, any Collateral from any cause whatsoever, including as a result of a taking by eminent domain (a “Casualty”). If a Casualty occurs, whether or not covered by insurance, Borrower will promptly give Agent and the Lenders written notice thereof, describing the nature and extent thereof. No Casualty shall relieve Borrower of any of its Obligations, including the obligations to make regularly scheduled payments with respect to each Revolving Loan.

(b)               Restoration Obligation. Promptly following the occurrence of a Casualty, Borrower shall, at its expense, commence and diligently complete the repair, restoration, replacement, and rebuilding of the Collateral as nearly as possible to its value, condition and character immediately prior to the Casualty (a ”Restoration”). Borrower shall not be excused from Borrower’s Restoration obligation, regardless of whether there are Insurance Proceeds available to Borrower or whether any such Insurance Proceeds are sufficient in amount, and the application or release by Agent of any Insurance Proceeds shall not cure or waive any Default or Event of Default under this Agreement or the other Loan Documents or invalidate any act done pursuant thereto.

(c)                Application of Insurance Proceeds. Upon the occurrence of any Casualty with respect to any Site (or portion thereof) (an “Affected Site”), Borrower will promptly and diligently pursue collection of all insurance proceeds with respect to such Casualty (the “Insurance Proceeds”). All Insurance Proceeds shall be payable to Agent, for the benefit of the Secured Parties, and Borrower authorizes and directs any affected insurance company to pay the Insurance Proceeds directly to Agent. If Borrower receives any Insurance Proceeds relating to such Casualty, Borrower shall promptly pay such proceeds to Agent. All Insurance Proceeds will be applied by Agent to payment of the Obligations in such order as Agent, in its sole discretion, shall determine; provided, however, that if no Default or Event of Default has occurred and is continuing, and the Casualty is not a Material Casualty and Restoration can be completed by the earlier of (1) the date that is six months prior to the Revolving Loan Maturity Date, or (2) the date that is four months after the date the Insurance Proceeds are paid to Agent (as determined by Agent in its sole discretion), the Insurance Proceeds, less costs, fees and expenses incurred by Agent, the Lenders, and Borrower in the collection thereof, including adjuster’s fees and expenses and reasonable attorneys’ fees and expenses (the “Net Insurance Proceeds”), shall be made available to Borrower as follows: (i) if the Net Insurance Proceeds are less than $350,000, the Net Insurance Proceeds shall be paid to Borrower by Agent and applied by Borrower to the cost of the Restoration; and (ii) if the Net Insurance Proceeds are $350,000 or greater, the Net Insurance Proceeds shall be held and disbursed by Agent, or as Agent may from time to time direct, as the Restoration progresses, to pay or reimburse Borrower for Restoration costs, upon Borrower’s written request accompanied by evidence, reasonably satisfactory to Agent, that: (A) the Restoration is in compliance in all material respects with all Requirements of Law and all private restrictions and requirements; (B) the amount requested has been paid or is then due and payable and is properly a part of such cost; (C) there are no Liens for labor or materials previously supplied in connection with the Restoration; (D) if the estimated cost of the Restoration exceeds the Net Insurance Proceeds (exclusive of proceeds received from Borrower’s business income insurance), Borrower has deposited into an escrow satisfactory to Agent such excess amount, which sum will be disbursed pursuant to escrow instructions satisfactory to Agent; and (E) the balance of such Net Insurance Proceeds, together with the funds deposited into escrow, if any, will, after making the payment requested, be sufficient to pay the balance of the Restoration costs. Upon receipt by Agent of evidence reasonably satisfactory to Agent that the Restoration has been completed, the cost thereof has been paid in full, and that there are no Liens for labor or materials supplied in connection therewith, the balance, if any, of such Net Insurance Proceeds shall be paid to Borrower.

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(d)               Adjustments to Borrowing Base and Financial Covenants. If a Material Casualty occurs, the Affected Site will no longer constitute a Borrowing Base Asset from the date of the Casualty and, to the extent that such reclassification of such Affected Site would require Borrower to make a payment under Section 1.3(e)(iii), Agent and Lenders will not require such payment to be made until the earlier of the following (the “Required Remargin Date”): (i) the date Insurance Proceeds for such Casualty are paid to Agent, or (ii) 180 days after the occurrence of such Casualty; provided, no further advances of the Loan will be made without Lenders’ consent until such required payment is made. Further, if a Material Casualty occurs, from and after the date of such Casualty, in calculating the financial covenants in Section 4.22, (1) Agent will exclude all Net Operating Income applicable to the Affected Site (whether or not such income was earned before or after the date of Casualty); (2) the Pro Rata Debt Amount associated with the Affected Site will be excluded from the Consolidated Debt Yield; and (3) the debt service payments (including any interest payments) with respect to the Pro Rata Debt Amount will be excluded from the Consolidated Pre-Compensation FCCR and the Consolidated Post-Compensation FCCR. The exclusions with respect to the Consolidated Debt Yield, Consolidated Pre-Compensation FCCR and the Consolidated Post-Compensation FCCR in clauses (2) and (3) will cease upon the Required Remargin Date. “Pro Rata Debt Amount” means the total outstanding principal amount of the Revolving Loans as of the applicable date of determination, multiplied by a fraction the numerator of which is the portion of the Total Borrowing Base Value attributable to the Affected Site, and the denominator of which is the Total Borrowing Base Value of all Sites (including the Affected Site).

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4.17          Condemnation.

(a)                Takings; Continuation of Obligations. If there is a taking of all or any portion of a Site or the commencement of any proceedings or negotiations which might result in a taking, for any public or quasi-public purpose by any lawful authority by exercise of the right of condemnation or by agreement between Agent, Borrower and those authorized to exercise such right in lieu of condemnation (a “Taking”), Borrower will promptly give Agent written notice of the Taking, generally describing the nature and extent. No Taking shall relieve Borrower of any of its Obligations, including its obligations to make regularly scheduled payments of principal and interest under the Note and the other Loan Documents.

(b)               Agent’s Right to Participate. Borrower shall not, without Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, settle, adjust, or compromise any claim for loss or damage in connection with any Taking or proposed Taking and, without regard to the adequacy of its security, to commence, appear in and prosecute in its own name or on behalf of Borrower any such action or proceeding arising out of or relating to a Taking or proposed Taking.

(c)                Restoration Obligations. Promptly following the occurrence of a Taking, other than a Total Taking, Borrower shall, at Borrower’s expense, commence and diligently complete the repair, restoration, replacement, and rebuilding of the Site as nearly as possible to its value, condition and character immediately prior to the Taking (a “Condemnation Restoration”). Borrower shall not be excused from repairing or maintaining any Site or from Borrower’s Condemnation Restoration obligation, regardless of whether , regardless of whether or not there are Condemnation Proceeds available to Borrower or whether any such Condemnation Proceeds are sufficient in amount, and the application or release by Agent of any Condemnation Proceeds shall not cure or waive any Default or Event of Default under this Agreement or the other Loan Documents or invalidate any act done pursuant thereto.

(d)               Application of Condemnation Proceeds. All compensation, awards, damages, rights of action and proceeds awarded to Borrower by reason of any such Taking or received by Borrower as the result of a transfer in lieu of a Taking (the “Condemnation Proceeds”) are assigned to Agent and shall be paid directly to Agent. Borrower agrees to execute such further assignments of the Condemnation Proceeds as Agent may require. If Borrower receives any Condemnation Proceeds, Borrower shall promptly pay over such proceeds to Agent. All Condemnation Proceeds will be applied by Agent to payment of the Obligations in such order as Agent, in its sole discretion, shall determine; provided, however, that if no Default or Event of Default has occurred and is continuing and if the Taking is not a Total Taking (as determined by Agent in its sole discretion), and Condemnation Restoration can be completed by the earlier of (1) the date that is six months prior to the Revolving Loan Maturity Date, or (2) the date that is four months after the date the Condemnation Proceeds are paid to Agent (as determined by Agent in its reasonable discretion), the Condemnation Proceeds, less costs, fees and expenses incurred by Agent and Borrower in the collection thereof, including reasonable attorneys’ fees and expenses (the “Net Condemnation Proceeds”), shall be made available to Borrower, to be used by Borrower to satisfy its Condemnation Restoration obligations, substantially in the manner and according to the procedures, limitations, and requirements provided in Section 4.16 for the distribution of Net Insurance Proceeds, as if the Net Condemnation Proceeds were Net Insurance Proceeds.

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(e)                Adjustments to Borrowing Base and Financial Covenants. If a Total Taking shall occur, the Site subject to the Taking will no longer be a Borrowing Base Asset and Agent shall adjust the Borrowing Base Amount and financial covenants in Section 4.22 as if a Material Casualty occurred to the Site affected by the Taking as provided in Section 4.16(d) but substituting (i) “Condemnation Proceeds” for “Insurance Proceeds”, (ii) “Taking” for “Casualty”, and (iii) “Total Taking” for “Material Casualty” as used therein, and “Affected Site” shall mean the Site affected by the Taking.

4.18          License Agreement. The Credit Parties will (a) timely comply with and perform all of the franchisee’s or licensee’s obligations under each License Agreement, including all remodeling and re-imaging obligations, and will give Agent prompt written notice of the occurrence of any default by Borrower, any other Credit Party or the Licensor under such License Agreement and of any notice of default given to Borrower or any other Credit Party by the Licensor; and (b) at all times cause each Borrowing Base Asset to be subject to an Approved License Agreement or similar arrangement with an Approved Licensor who has executed and delivered a Licensor comfort letter in form and substance satisfactory to the Agent in its sole discretion. Borrower will give Agent prompt written notice of any bankruptcy filing by or against the Licensor of which Borrower or any other Credit Party has knowledge. Borrower will send Agent copies of all notices given by Borrower or any other Credit Party to the Licensor concurrently with the giving of such notices to the Licensor. The Credit Parties will keep each License Agreement in full force and effect and will exercise all available options, such that the term of each License Agreement, as so extended, will not expire prior to the Revolving Loan Maturity Date. Borrower will notify Agent immediately if any Site becomes subject to any PIP, and Borrower shall provide such information with respect to such PIP as Agent may require, including the expected expenses, required reserves and compliance requirements. Borrower will complete (or cause to be completed), in lien free condition, all improvements required pursuant to each PIP by the date required thereunder.

4.19          Management Agreement. The Credit Parties will (a) timely comply with and perform all of the property owner’s obligations under the Management Agreement and will give Agent prompt written notice of the occurrence of any default by Borrower, any other Credit Party, or Manager under the Management Agreement and of any notice of default given to Borrower or any other Credit Party by Manager; and (b) at all times cause each Borrowing Base Asset to be managed and operated by an Approved Manager. Borrower will also give Agent prompt written notice of any bankruptcy filing by or against Manager of which Borrower has knowledge. Borrower will send Agent copies of all notices given by Borrower or any other Credit Party to Manager concurrently with the giving of such notices to Manager. The Credit Parties will keep the Management Agreement in full force and effect and will exercise all available options, such that the term of the Management Agreement, as so extended, will not expire prior to the Revolving Loan Maturity Date. Borrower will set aside and maintain adequate reserves for repair, replacement and maintenance of each Site.

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4.20          Requirement to Operate as Permitted Concept. Borrower shall at all times occupy each Site and diligently operate its business at each Site as the applicable Permitted Concept. Borrower shall not, and shall not permit any tenant to, by itself or through any sale, lease or other type of transfer, convert such Site or other Collateral to an alternative use while this Agreement is in effect, without Agent’s consent, in Agent’s sole discretion.

4.21          Estoppel Certificates. From time to time and within 15 days after a request from Agent, Borrower will execute, acknowledge and deliver to Agent a certificate in the form supplied by Agent, certifying: (a) whether, to Borrower’s knowledge, there are then any existing Defaults or Events of Default by Borrower in the performance of its Obligations under any of the Loan Documents, and, if there are any such Defaults, specifying the nature and extent thereof; and (b) as to such other facts and circumstances as Agent may reasonably request.

4.22          Financial Covenants. Borrower covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, Borrower shall comply with the following financial covenants:

(a)                Consolidated Debt Yield Test. As of the last day of each Fiscal Quarter occurring after the Closing Date, Borrower must maintain a Consolidated Debt Yield equal to or greater than 12%

(b)               Consolidated Pre-Compensation FCCR Test. Borrower must maintain a Consolidated Pre-Compensation FCCR of at least 1.50:1, computed for the trailing 12-month period ending on the last day of each Fiscal Quarter occurring after the Closing Date.

If Borrower shall not be in compliance with such financial covenants (or any of them) as of the last day of any Fiscal Quarter, Borrower shall make a principal payment within ten (10) days after Borrower’s Compliance Certificate for such Fiscal Quarter was due (i.e. no later than fifty-five (55) days after the last day of such Fiscal Quarter) so as to reduce the outstanding principal amount of the Loan to the maximum principal amount at which all of said financial covenants would have been satisfied. If Borrower timely makes such principal payment, then (i) no Event of Default shall be deemed to have occurred and (ii) a Sweep Period shall not be deemed to have commenced.

4.23          Credit Party Obligations. Borrower shall cause each Credit Party to comply with the terms of the Loan Documents applicable to such Credit Party.

4.24          Impounds.

(a)                Right to Impound. Commencing upon written request made by Agent at any time an Event of Default exists (the “Impound Commencement Date”), Borrower shall deposit with Agent the amounts described below, on a continuing basis until all Liens securing the Obligations have been released or until Agent otherwise notifies Borrower.

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(b)               Impound Deposits. Monthly, on each Payment Day occurring after the Impound Commencement Date, Borrower shall deposit with Agent an amount equal to 1/12th of the aggregate annual charges, as reasonably estimated by Agent, for all real property taxes on each Site and, to the extent included with real property taxes, the amount of any levies and assessments (including special district and improvement lien taxes, levies, and assessments) on the Sites (collectively, the “Tax & Assessment Impositions”). On the Impound Commencement Date, Borrower shall deposit with Agent a sum of money that, together with the monthly installments described above following the Impound Commencement Date, will be sufficient to pay the next installment of Tax & Assessment Impositions 30 days prior to the date any delinquency or penalty becomes due with respect to such payment. Amounts deposited with Agent pursuant to this subsection are referred to collectively as the “Tax & Assessment Imposition Deposits”. Under no circumstances will Tax & Assessment Impositions be deemed to include income taxes, sales tax, or payroll taxes.

(c)                Use of Impound Deposits; Borrower’s Continuing Obligations. If Borrower is required to make Tax & Assessment Imposition Deposits, Borrower will cause all bills, statements, or other documents relating to the Tax & Assessment Impositions to be sent directly to Agent at least 30 days prior to the date on which such charges first become due and payable. Upon receipt of such bills, statements, or other documents evidencing that an installment of Tax & Assessment Impositions is then payable, and provided there are sufficient Tax & Assessment Imposition Deposits, Agent shall pay such amounts as may be due out of the Tax & Assessment Imposition Deposits. If at any time and for any reason the Tax & Assessment Imposition Deposits are or will be insufficient to pay such amounts, Agent shall notify Borrower and Borrower shall immediately deposit an amount equal to such deficiency with Agent. In no event will Agent be deemed a trustee of Tax & Assessment Imposition Deposits or be obligated to pay any amounts in excess of the amount of the Tax & Assessment Imposition Deposits. Agent may commingle Tax & Assessment Imposition Deposits with its own funds, and Borrower shall not be entitled to interest thereon. Notwithstanding any impounding for Tax & Assessment Impositions, Borrower has the primary and continuing obligation to pay all Tax & Assessment Impositions, and Agent’s exercise of the right to impound shall not constitute a waiver of any Default or a release of Borrower from any of such obligations.

4.25          Borrowing Base Additions. Any approval of any new Borrowing Base Assets after the Closing Date will be in the sole discretion of Agent and Required Lenders. Borrower may provide a written request to the Agent that a Hotel Asset (a “Proposed Borrowing Base Asset”) be added as a Borrowing Base Asset and, in connection therewith, Borrower will deliver to the Agent, at the Borrower’s expense, a Proposal Package with respect to such Proposed Borrowing Base Asset. Within 25 Business Days after receipt of a complete Proposal Package, the Agent shall give written notice to the Borrower of whether the Agent and the Required Lenders have conditionally approved such Proposed Borrowing Base Asset as a Borrowing Base Asset (any such notice comprising a conditional approval, a “Conditional Approval Notice”). The delivery of a Conditional Approval Notice, and any such approval or disapproval will be in the sole discretion of Agent and Required Lenders. After the issuance of a Conditional Approval Notice, Borrower will be required to satisfy the conditions set forth in Schedule 2.3 and the Borrowing Base Conditions before the applicable Proposed Borrowing Base Asset is considered a Borrowing Base Asset. Failure by Agent to provide a Conditional Approval Notice within such 25 Business Days will be deemed to constitute disapproval of the Proposed Borrowing Base Asset. Within 45 days after receipt by the Borrower of a Conditional Approval Notice (which period may be extended in the sole discretion of the Agent, at the Borrower’s request, for an additional 30 days), the conditions set forth in Schedule 2.3 and the Borrowing Base Conditions must be satisfied in order for the Proposed Borrowing Base Asset (as determined by Agent in its sole discretion) to be classified as a Borrowing Base Asset and, upon which, Agent will provide a Borrowing Base Addition Notice to Borrower with respect to the applicable Hotel Asset.

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4.26          Periodic Appraisals. Agent or Required Lenders may require an Acceptable Appraisal of the Sites, or any of them, or an update to a previously provided Acceptable Appraisal, indicating the present appraised value thereof as required by Agent: (a) if Agent or Required Lenders determines in good faith that an appraisal is required as a result of (i) any law, regulation or guideline or any change or interpretation thereof; or (ii) any central bank or other fiscal, monetary or other Government Authority having jurisdiction over Agent or Lenders or their activities requesting, directing or imposing a condition upon Agent or Lenders (whether or not such request, direction or condition shall have the force of law); (b) at any time after the occurrence and during the continuance of a Default; (c) at any time after the occurrence of a Material Casualty or Total Taking; or (d) at any other time or times required by Agent or Required Lenders. Appraisals and updates pursuant to this Section 4.26 shall be at Borrower’s sole cost and expense, provided, however, with respect to Appraisals ordered pursuant to clause (d), Agent will only charge Borrower for the cost of one such Appraisal for each Borrowing Base Asset per twelve (12) month period. All appraisals and updates shall comply with Requirements of Law, as well as Agent’s internal requirements, and shall be conducted by appraisers selected and retained by or on behalf of Agent. This Section shall not limit Borrower’s obligation to pay expenses associated with appraisals obtained prior to the Closing Date, or in connection with a Borrowing Base Addition.

4.27          Borrowing Base Assets. Borrower will cause all Borrowing Base Assets to satisfy the Borrowing Base Conditions at all times.

4.28          Obligations Regarding Representations and Warranties. Borrower will do all things necessary or appropriate such that the representations and warranties of Borrower and the other Credit Parties contained in any of the Loan Documents remain true, complete, and correct in all material respects.

4.29          Post-Closing Requirements. Borrower agrees to satisfy the requirements set forth on Schedule 4.29 (“Post-Closing Requirements”) by the applicable dates for such requirements as set forth in such schedule. It shall be an Event of Default, for which there is no additional notice or cure period, if Borrower fails to satisfy the Post-Closing Requirements by the applicable deadline and such failure continues without being fully cured for more than 10 days following written notice to Borrower of such failure, whereupon Agent shall be entitled to exercise all of its rights and remedies under the Loan Agreement and the other Loan Documents.

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Article 5
NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, Borrower shall comply with the following and, to the extent a covenant is expressed as a covenant of a Credit Party or a Subsidiary of Borrower, shall cause each such Credit Party or Subsidiary of Borrower to comply with the following:

5.1              Limitation on Liens. Borrower shall not (and shall not permit any of its Subsidiaries to): (a) directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any of its Property, whether now owned or hereafter acquired, other than the Permitted Liens and Permitted Encumbrances or (b) directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any of the Collateral, whether now owned or hereafter acquired, other than the Permitted Liens and Permitted Encumbrances.

5.2              Disposition of Assets.

(a)                Transfers; Change of Control. Neither Borrower nor any of its Subsidiaries shall do or permit to be done, voluntarily or involuntarily, or by operation of law or otherwise, any of the following without the prior written consent of Agent, in its sole discretion:  (i) sell, lease, mortgage, pledge, license, assign, transfer, or otherwise encumber or dispose of any Collateral to any Person, except for (1) sales of inventory in the ordinary course of business; (2) so long as no Default has occurred and is continuing, sales or other dispositions of obsolete equipment consistent with past practices, so long as such items are replaced by items of equal or greater value and utility; and (3) so long as no Default has occurred and is continuing, a Permitted Transfer; (ii) sell, mortgage, pledge, assign, transfer, or otherwise encumber or dispose of its interest in this Agreement or the other Loan Documents; (iii) engage in or allow a change of Control of Borrower or any of its Subsidiaries to occur, including a change resulting from (1) direct or indirect transfers of beneficial ownership of, or the right and power to vote, any Stock or Stock Equivalent, whether in one or a series of transactions; or (2) creation or issuance of new or additional equity interests; (iv) pledge, assign, or otherwise encumber or dispose of any interest in Borrower or any of its Subsidiaries as collateral for any obligation of a Credit Party or any other Person; or (v) enter into any agreement to do, or which would or could result in, any of the foregoing.

(b)               Permitted Transfers. Following a transfer of a Borrowing Base Asset pursuant to a Permitted Transfer, such Site shall cease to be a Borrowing Base Asset and the Agent will, upon the request of the Borrower and at the Borrower’s expense, release any Mortgages and UCC financing statements in favor of Agent from such transferred Borrowing Base Assets. Lenders hereby authorize Agent to make such releases. As used herein, “Permitted Transfer” means the sale and transfer of any Borrowing Base Asset to any Person that is not an Affiliate of Borrower, with the intention that such Borrowing Base Asset, upon consummation of such transfer, shall no longer constitute a Borrowing Base Asset, provided that:

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(i)                 immediately after giving effect to such transfer and the removal of the Site as a Borrowing Base Asset, (1) the remaining Borrowing Base Assets shall continue to satisfy the requirements set forth in the definition of Borrowing Base Conditions, (2) the outstanding principal balance of the Revolving Loans will not exceed the Borrowing Base Amount and (3) there will be three (3) or more Borrowing Base Assets;

(ii)               No Default shall have occurred and be continuing;

(iii)             the Borrower shall be in compliance with the covenants contained in Section 4.22 on a pro forma basis immediately after giving effect to such transfer and such Site no longer being a Borrowing Base Asset; and

(iv)             on or prior to the date of such transfer, Borrower shall have delivered to the Agent (A) a Borrowing Base Certificate demonstrating that the Total Borrowing Base Value (calculated on a pro forma basis after giving effect to such transfer) will be greater than or equal to the aggregate outstanding principal balance of the Revolving Loans, and (B) a certificate of the Borrower demonstrating compliance with the foregoing clauses (i) through (iii) and confirming that no Default shall exist on the date of such transfer or will result therefrom, together with supporting information in detail satisfactory to the Agent.

5.3              Maintenance of Existence; Consolidations and Mergers. Borrower shall not, and shall not permit any Credit Party to, dissolve, liquidate, or otherwise cease to exist or merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, however, that the foregoing shall not operate to prevent a transaction that results in the Obligations being paid and performed in full or a Permitted Transfer.

5.4              Loans and Investments. Other than in connection with the acquisition of a Property constituting a Hotel Asset which, upon such acquisition, will become a Borrowing Base Asset, Borrower shall not (and shall not permit any of its Subsidiaries to) (a) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of any Subsidiary; provided, however, Borrower (or any of its Subsidiaries) may establish or create new Subsidiaries in connection with acquiring a Property constituting a Hotel Asset which, upon such acquisition, will become a Borrowing Base Asset; (b) make or commit to make any acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including by way of merger, consolidation or other combination; or (c) make or purchase or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including Borrower, any Affiliate of Borrower or any Subsidiary of Borrower (the foregoing items being referred to as “Investments”).

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5.5              Limitation on Indebtedness. Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except (a) the Obligations; (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 5.9; (c) Indebtedness consisting of Capital Lease Obligations with respect to any Borrowing Base Asset not to exceed five percent (5%) of the amount of the Total Borrowing Base Value attributable to such Borrowing Base Asset in the aggregate at any time; and (d) other unsecured Indebtedness consisting of trade payables incurred in the Ordinary Course of Business and not exceeding $500,000 in the aggregate at any time with respect to any Borrowing Base Asset.

5.6              Transactions with Affiliates. Borrower shall not enter into any transaction with any Affiliate, except (a) as expressly permitted by this Agreement; or (b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Borrower upon fair and reasonable terms no less favorable to such Borrower than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate and which are disclosed in writing to Agent; provided, however, that in no event shall a Credit Party perform or provide any management, consulting, administrative or similar services to or for any Person other than another Credit Party.

5.7              Management Fees and Compensation. No Credit Party shall pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party except payment of reasonable compensation to officers and employees for actual services rendered in the Ordinary Course of Business;

5.8              No Margin Stock. No Credit Party shall use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement. Borrower shall not use any proceeds of any Loan or the Collateral for personal, family, or household purposes.

5.9              Contingent Obligations. Borrower shall not (and shall not permit any of its Subsidiaries to) create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except (a) endorsements for collection or deposit in the Ordinary Course of Business; (b) Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation, with Agent’s prior written consent; and (c) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies.

5.10          No Benefit Plans. Neither Borrower nor any of the Credit Parties shall establish, maintain or incur any Liabilities with respect to, any Title IV Plan, Multiemployer Plan or other material Benefit Plan.

5.11          Restricted Payments. Borrower shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, or purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding if, either before or after giving effect to such transaction, a Default or Event of Default would occur or has occurred and is continuing.

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5.12          Change in Business. Borrower shall not (a) make any changes in any of Borrower’s business objectives, purposes, or operations that could reasonably be expected to adversely affect repayment of the Obligations or that could reasonably be expected to have a Material Adverse Effect; or (b) carry on any business, operations or activities substantially different from those carried on at the date hereof, including business, operations and activities reasonably related thereto.

5.13          Change in Structure. Except as expressly permitted under Section 5.3, Borrower shall not (and shall not permit any of its Subsidiaries to) amend any of its Organization Documents in any material respect or in any respect adverse to Agent or the Lenders.

5.14          Changes in Accounting. Borrower shall not make any significant change in accounting treatment or reporting practices, except as required by GAAP or Requirement of Law, and then only after giving effect to the provisions of Section 10.8, or change the Fiscal Year or method for determining Fiscal Quarters of Borrower.

5.15          No Name or Other Organizational Changes. Borrower shall not (and shall not permit any of its Subsidiaries to) (a) amend, restate, supplement, or terminate its Organization Documents in a manner that could reasonably be expected to have a Material Adverse Effect; or (b) change any of the following from what it is as of the Closing: (i) its name; (ii) its place of business or, if there is more than one principal place of business, its chief executive office; (iii) its mailing address; (iv) the location of its books and records; (v) the type of legal entity that it is; (vi) the organization identification number issued by its state of incorporation or organization, if it has one; however if Borrower does not have such a number and later obtains one, such Borrower will immediately notify Agent of such number; or (vii) its state of incorporation or organization, without, in each instance, giving Agent at least 45 days’ prior written notice thereof and taking all actions deemed necessary or appropriate by Agent to continuously protect and perfect Agent’s Liens in the Collateral.

5.16          No Negative Pledges. Borrower shall not, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Borrower to pay dividends or make any other distribution on any of such Borrower’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to Borrower or any other Credit Party. Borrower shall not, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Agent Lien upon its Property, whether now owned or hereafter acquired.

5.17          Sale-Leasebacks. Borrower shall not engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

5.18          License Agreement Modifications and Assignments. No Credit Party shall:  (a) agree to any License Agreement amendment that could reasonably be expected to materially and adversely affect (i) the rights and privileges of franchisee thereunder; or (ii) the rights, privileges, and remedies of Agent and the Lenders under the Loan Documents, with respect to the Collateral or the License Agreement; or (b) assign, transfer, mortgage, pledge or otherwise encumber any License Agreement or any interest therein to any Person other than Agent. Borrower shall send Agent a copy of all License Agreement amendments promptly following execution thereof by Licensor and Borrower.

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5.19          The Management Agreement. Borrower shall not (and shall not permit any of its Subsidiaries to) (a) agree to any Management Agreement amendment that could reasonably be expected to materially and adversely affect (i) the rights and privileges of the owner thereunder; or (ii) the rights, privileges, and remedies of Agent under the Loan Documents with respect to the Collateral or the Management Agreement; (b) assign, transfer, mortgage, pledge or otherwise encumber the Management Agreement or any interest therein to any Person other than Agent; (c) make any change in Manager without Agent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; or (d) become obligated with respect to any other Contractual Obligation for the maintenance or operation of the Site or for providing services in connection with the Site, other than the Management Agreement and other agreements entered into in the Ordinary Course of Business and on normal and customary terms. Borrower will send Agent a copy of all Management Agreement amendments promptly following execution thereof by all parties thereto.

5.20          Single Purpose Entity Requirements. Borrower shall not take any of the following actions: (a) engage in any business or activity other than the acquisition and ownership of Subsidiaries directly or indirectly owning the Collateral and activities incidental thereto; (b) acquire or own any material asset other than equity interest in such Subsidiaries; (c) commingle its assets with the assets of any of its Affiliates or of any other Person or transfer any assets to any such Person other than transfers and distributions on account of equity interests in the Borrower permitted pursuant to the Loan Documents; (d) allow any Person to pay its debts and liabilities or fail to pay its debts and liabilities solely from its own assets; (e) fail to maintain its records, books of account and bank accounts separate and apart from those of its Affiliates and any other Person; (f) fail to correct any known misunderstandings regarding the separate identity of Borrower; (g) hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another Person or allow any Person to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of the Borrower (except for a Subsidiary Guarantor or Limited Guarantor); (h) make any loans or advances to any Person, including any Affiliate of Borrower; (i) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not to mislead others as to the Person with which such other party is transacting business, or to suggest that Borrower is responsible for the debts of any third party (including any Affiliate of Borrower); or (j) conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of the Borrower or the creditors of any other Person.

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Article 6
EVENTS OF DEFAULT

6.1              Event of Default. Any of the following shall constitute an “Event of Default”:

(a)                Non-Payment. (1) The Revolving Loans are not repaid in full on or before the Revolving Loan Maturity Date or (2) any other Obligation for the payment of money is not paid within 10 days of the due date therefor, or if no specific due date is specified, then within 10 days of written demand from Agent.

(b)               Representation or Warranty. Any representation, warranty or certification by or on behalf of any Credit Party made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document, Financial Statement or other statement by any such Person or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made.

(c)                Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Sections 4.7, 4.12, 4.22 or Article 5. A breach of a financial covenant contained in Section 4.22 shall be deemed to have occurred as of the date ten (10) days after Borrower’s Compliance Certificate for such Fiscal Quarter was due, regardless of when the Financial Statements reflecting such breach are delivered to Agent, unless Borrower has made the principal paydown required by Section 4.22 within said ten (10) day period. An Event of Default under either Section 4.22 or Article 5 shall conclusively be deemed to be a continuing Event of Default until Agent, in its sole discretion, waives such Event of Default in writing.

(d)               Financial Information. Any Credit Party fails to perform or observe any term, covenant or agreement contained in Section 4.2 or Section 4.3(b), and, with respect to the first such failure in any twelve (12) month period only, such Credit Party has not cured such failure within ten (10) Business Days after written notice from Agent.

(e)                Material Adverse Effect. Any event or circumstance occurs that has had or could reasonably be expected to have a Material Adverse Effect.

(f)                Bankruptcy, Insolvency, and Certain Other Proceedings.

(i)                 Insolvency; Business Cessation. Any Credit Party (A) ceases to be Solvent; (B) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (C) voluntarily ceases to conduct its business in the ordinary course for not less than 20 consecutive Business Days; or (D) takes any action to effectuate or authorize any of the foregoing;

(ii)               Insolvency Proceedings. Any Credit Party shall institute or have instituted against it any proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, receivership, or relief of debtors, (A) seeking to adjudicate it bankrupt or insolvent; (B) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order; or (C) seeking entry of an order for relief or appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, or other official with similar powers, for it or for any substantial part of its property; and in the case of any such proceeding or other action instituted against (but not by or with the consent of) such Credit Party, either (i) such proceeding or action shall remain undismissed or unstayed for a period of 60 days or more; or (ii) any action sought in such proceedings shall occur;

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(iii)             Failure of Enforceability or Lien. If (A) any material provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, a Credit Party; (B) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery thereof, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby; (C) any such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document; or (D) a Credit Party shall state in writing that any of the events described in the preceding clauses of this subsection has occurred; or

(iv)             Actions in Furtherance. Any Credit Party shall take any action to authorize or effectuate, or otherwise further, any action or circumstance described in the preceding clauses of this subsection (f).

(g)               Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties involving in the aggregate a liability of $500,000 or more (provided that the applicable threshold for Limited Guarantor shall be $10,000,000), excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor, and the same shall remain unsatisfied, unvacated, unbonded and unstayed by reason of a pending appeal for a period of 30 days after the entry thereof.

(h)               Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(i)                 Cross Default. Any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000 (except that the applicable threshold for Limited Guarantor shall be $10,000,000) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation (other than Contingent Obligations owing by one Credit Party with respect to the obligations of another Credit Party permitted hereunder or earnouts permitted hereunder), if the effect of such failure, event or condition is to cause, or to permit, the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to declare the same to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded.

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(j)                 Dissolution. Any entity Credit Party is dissolved or its existence is terminated or there is commenced against any such Credit Party any action or proceeding which seeks as one of its remedies the dissolution of such Credit Party or termination of its existence and the same shall remain undismissed or unstayed for a period of 60 days or more.

(k)               License Agreement; Management Agreement. The License Agreement or the Management Agreement terminates or expires (without same having been replaced in accordance with this Agreement) prior to the performance and payment in full of the Obligations.

(l)                 Crimes and Forfeitures. Any executive officer of a Credit Party shall be indicted for a crime, a punishment for which could include (i) the forfeiture of any assets of such Credit Party or of any equity interest in such Credit Party; (ii) the loss of eligibility for any permit; (iii) imprisonment; or (iv) a material fine or other material monetary penalty.

(m)             Other Defaults. Any Credit Party fails to observe or perform any of the covenants, conditions, or obligations of this Agreement or any of the other Loan Documents, other than those referred to in the other subsections of this Section 6.1, and such failure continues unremedied for a period of 30 days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such failure; and (ii) the date upon which written notice thereof is given to the Borrower by Agent or Required Lenders. However, if such failure is not willful or intentional, does not place any rights or interest in any Collateral in immediate jeopardy, and is within the reasonable power of such Credit Party to cure after receipt of notice thereof, all as determined by Agent in its reasonable discretion, then such failure shall not constitute an Event of Default (unless otherwise expressly provided) if during such 30-day period, such Credit Party begins to cure the failure and then diligently pursues the cure to completion, except that in no event will the cure period under this subsection exceed 60 days from the date such Credit Party receives the notice from Lender. If such Credit Party fails to cure such failure within the time periods provided in this subsection, an Event of Default shall be deemed to have occurred without further notice or demand of any kind being required.

(n)               Other Events of Default. Any other event or circumstance designated elsewhere in this Agreement or the other Loan Documents as an Event of Default.

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6.2              Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:

(a)                Suspension and Termination of Commitments. Suspend or terminate all or any portion of any one or more of the Commitments of each Lender to make Loans, whereupon all or such portion of such Commitments shall forthwith be suspended or terminated;

(b)               Acceleration. Upon five days advance written notice from Agent to Borrower, declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, all without presentment, demand, protest or other further notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c)                Exercise Rights and Remedies. Exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an Event of Default under Section 6.1(f), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent or any Lender.

6.3              Rights Not Exclusive. The rights provided for herein and in the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising. Neither the acceptance of this Agreement nor its enforcement shall prejudice or in any manner affect Agent’s rights to realize upon or enforce its rights with respect to any security now or in the future held by Agent, and Agent and the Lenders are entitled to enforce this Agreement and its rights and remedies with respect to any such security in such order and manner as they may in their sole discretion determine.

6.4              Late Fees. If Borrower fails to make any payment (excluding payment in full at maturity, whether by acceleration or otherwise) on or before the 10th day after the due date for such Payment, then Borrower shall pay Agent a late fee equal to 5% of such past-due payment, which Agent shall be entitled to retain. Such late fee will be immediately due and payable and is in addition to any other charges, costs, fees, and expenses that Borrower may owe as a result of the late Payment, including the imposition of a default rate of interest pursuant to this Agreement or, where applicable, pursuant to any other Loan Document.

6.5              No Waiver or Cure. Neither the application of a default rate of interest in the circumstances described herein or in any of the other Loan Documents nor the imposition of any late fee shall be interpreted to extend any cure period set forth herein or in any other Loan Document, to cure any Default or Event of Default, or to otherwise limit or waive any of the rights or remedies of Agent and the Lenders under this Agreement or any other Loan Document.

6.6              Full Payment Required. The acceptance by Agent of any sum after the same is due shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums hereby secured or to declare a subsequent Event of Default. The acceptance by Agent of any sum in an amount less than the sum then due shall be deemed to be an acceptance on account only and upon condition that it shall not constitute a waiver of Borrower’s obligation to pay the entire sum then due, and Borrower’s failure to pay such entire sum then due shall, at Agent or the Required Lenders’ election, constitute an immediate Event of Default without the necessity for any further notice, notwithstanding such acceptance of such amount on account.

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6.7              Credit Bidding. Agent or any Lender may purchase, in any public or private sale conducted under the provisions of the UCC (including pursuant to Sections 9-610 and 9-620 of the UCC), the provisions of the Bankruptcy Code (including pursuant to Section 363 of the Bankruptcy Code) or at any sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable laws, rules and regulations, all or any portion of the Collateral. The Lenders hereby irrevocably authorize Agent, upon the written consent of the Agent and Required Lenders, to Credit Bid (in an amount and on such terms as may be directed by Required Lenders and purchase at any such sale (either directly or through one or more acquisition vehicles) all or any portion of the Collateral on behalf of and for the benefit of the Lenders (but not as agent for any individual Lender or Lenders, unless the Required Lenders shall otherwise agree in writing). Each Lender hereby agrees that, except as otherwise provided in the Loan Documents or with the written consent of Agent and the Required Lenders, it will not exercise any right that it might otherwise have to Credit Bid at any sales of all or any portion of the Collateral conducted under the provisions of the UCC or the Bankruptcy Code, foreclosure sales or other similar dispositions of Collateral.

Article 7
AGENT

7.1              Appointment and Duties.

(a)                Appointment of Agent. Each Lender hereby appoints Western Alliance Bank (together with any successor Agent pursuant to Section 7.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party; (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents; and (iii) exercise such powers as are reasonably incidental thereto.

(b)               Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 7.1(a), Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents, including in any proceeding described in Section 6.1(f)(ii) or any other bankruptcy, insolvency or similar proceeding, and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent; (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 6.1(f) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person); (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents; (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise; and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

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(c)                Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 1.8(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only; (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person; and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document. Each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in this subsection.

7.2              Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents; (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion); and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

7.3              Use of Discretion.

(a)                No Action without Instructions. Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document; or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)               Right Not to Follow Certain Instructions. Notwithstanding the provisions of Section 7.3(a), Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

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(c)                Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all Lenders; provided, however, that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents; (ii) any Lender from exercising setoff rights in accordance with and subject to the provisions of Section 8.11; or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further, however, that, if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Article 7; and (B) in addition to the matters set forth in clause (ii) and clause (iii) of the preceding proviso and subject to Section 8.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

7.4              Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article to the extent provided by Agent.

7.5              Reliance and Liability.

(a)                Right to Rely and Take Certain Actions. Agent may, without incurring any liability hereunder: (i) treat the payee of any Revolving Loan Note as its holder until such Revolving Loan Note has been assigned in accordance with Section 8.9; (ii) rely on the Register to the extent set forth in Section 1.8; (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party); and (iv) rely and act upon any document and information (including those that are transmitted as an E-Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)               No Liability. None of Agent or its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party and Credit Party hereby waive and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent:

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(i)                 Shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii)               Shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)             Makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv)             Shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or a Lender describing such Default or Event of Default that is clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

(c)                and, for each of the items set forth in clauses (i) through (iv) above, each Lender and Credit Party hereby waive and agree not to assert any right, claim or cause of action it might have against Agent based thereon.

7.6              Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Loan Lender”, “Required Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Loan Lender or as one of the Required Lenders, respectively.

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7.7              Lender Credit Decision.

(a)                Lenders to Make Independent Credit Decisions. Each Lender acknowledges that it shall, independently and without reliance upon Agent, any Lender, or any of their Related Persons, or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

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(b)               MNPI. If any Lender has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering, the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, however, that if such contact is not so identified in such questionnaire, the relevant Lender hereby agrees to promptly (and in any event within one Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender’s election to abstain from receiving MNPI, such Lender acknowledges that if such Lender chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

7.8              Expenses; Indemnities; Withholding.

(a)                Reimbursement for Certain Costs and Expenses. Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding, including preparation for and/or response to any subpoena or request for document production relating thereto, or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(b)               Indemnification of Agent. Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 7.8(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such Loan Document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)                Tax Withholding. To the extent required by any applicable law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If (i) the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason); or (ii) Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 7.8(c).

7.9              Resignation of Agent.

(a)                Resignation and Successor Agent. Agent may resign at any time by delivering notice of such resignation to Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this Section 7.9. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, after 30 days following the date of the retiring Agent’s notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this subsection (a) shall be subject to the prior consent of Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

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(b)               Discharge; Rights of Successor. Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents; (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder; (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents; and (iv) subject to its rights under Section 7.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

7.10          Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs Agent to release any Lien held by Agent for the benefit of the Secured Parties against (a) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent); and (b) all of the Collateral and all Credit Parties, upon (i) termination of the Revolving Loan Commitments; (ii) payment and satisfaction in full of all Loans and all other Obligations under the Loan Documents and all Obligations arising under Secured Rate Contracts, that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable; (iii) deposit of cash collateral with respect to all Contingent Obligations in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding Contingent Obligations as to which no claim has been asserted); and (iv) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance reasonably acceptable to Agent. Each Lender hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section.

7.11          Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article 7, Sections 8.3, 8.9, 8.10, 8.11, 8.17, 8.26, and 9.1, and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing: (a) such Secured Party shall be bound by Section 7.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept; (b) each of Agent and the Lenders shall be entitled to act at their sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation; and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

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Article 8
GENERAL PROVISIONS

8.1              Amendments and Waivers.

(a)                Amendments and Waivers Generally. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by Agent, the Required Lenders (or by Agent with the consent of the Required Lenders), and Borrower and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all Lenders directly affected thereby (or by Agent with the consent of all Lenders directly affected thereby), in addition to Agent, the Required Lenders (or by Agent with the consent of the Required Lenders) and Borrower, do any of the following (it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in clauses(v), (vi), and (vii) below):

(i)                 Increase or extend the Commitment of any Lender or reinstate any Commitment suspended or terminated pursuant to Section 6.2(a);

(ii)               Postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) hereunder or under any other Loan Document;

(iii)             Reduce the principal of, or the rate of interest specified herein (it being agreed, however, that waiver of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document;

(iv)             Amend or modify Section 1.11(c);

(v)               Change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(vi)             Amend this Section 8.1, other than Section 8.1(d), or, subject to the terms of this Agreement, the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or

(vii)           Discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

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(b)               Amendments Affecting Rights of Agent. No amendment, waiver or consent shall, unless in writing and signed by Agent, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent under this Agreement or any other Loan Document.

(c)                Secured Rate Contracts. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider or, in the case of a Secured Rate Contract provided or arranged by Western Alliance Bank or an Affiliate of Western Alliance Bank.

(d)               Other Restrictions. No amendment or waiver shall, unless signed by Agent and Required Lenders (or by Agent with the consent of Required Lenders), amend or waive compliance with the conditions precedent to the obligations of the Lenders to make any Revolving Loan in Section 2.2 or waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of the Lenders to make any Revolving Loan in Section 2.2. No amendment shall: (i) amend or waive this Section 8.1(d) or the definitions of the terms used in this Section 8.1(d) insofar as the definitions affect the substance of this Section 8.1(d); (ii) change the definition of the term Required Lenders; or (iii) change the percentage of the Lenders which shall be required for Revolving Loan Lenders to take any action hereunder, in each case, without the consent of all Revolving Loan Lenders.

(e)                Additional Credit Facilities. This Agreement may be amended with the written consent of Agent, the Borrower, and the Required Lenders to (i) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof; and (ii) include, as appropriate, the Lenders holding such credit facilities in any determination of the Required Lenders.

(f)                Other. Notwithstanding anything to the contrary contained in this Section 8.1, (i) Borrower may amend Schedule 3.17 upon notice to Agent; (ii) Agent may amend the Revolving Loan Table to reflect Sales entered into pursuant to Section 8.9; and (iii) Agent and Borrower may amend or modify this Agreement and any other Loan Document to (A) cure any ambiguity, omission, defect or inconsistency therein; and (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties.

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8.2              Notices.

(a)                Addresses. All notices and other communications required or expressly authorized to be made by this Agreement or any other Loan Document shall be given in writing, unless otherwise expressly specified herein, and (i) sent by personal delivery, overnight courier service, or U.S. mail, in each case addressed to the address set forth on the applicable signature page hereto (or such other address as shall be notified in writing (A) in the case of Borrower and Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and Agent; (ii) posted to Syndtrak® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.syndtrak.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Syndtrak® as may be available and reasonably acceptable to Agent prior to such posting; (iii) posted to any other E-System approved by or set up by or at the direction of Agent; or (iv) sent as an E-Transmission, other than by posting to an E-system; provided, however, that E-Transmissions to Agent, other than by way of posting to an E-system, shall be effective only for notices where such E-Transmission is specifically authorized by this Agreement or such other Loan Document and such E-Transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to the Borrower with respect to such E-Transmissions and receipt of such E-Transmission is acknowledged by Agent.

(b)               Effectiveness. All communications described in Section 8.2(a) and all other notices, demands, requests and other communications made in connection with this Agreement or any other Loan Document shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery; (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service; (iii) if delivered by mail, three Business Days after deposit in the mail; (iv) if delivered as an E-Transmission by E-Fax, upon sender’s receipt of confirmation of proper transmission; (v) if delivered by posting to Intralinks® or any other E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; and (vi) if delivered as an E-Transmission using email, one Business Day after such email is sent, so long as the sender does not receive any response email indicating that the email sent was undeliverable, any such “undeliverable” email being wholly ineffective. The posting, completion and/or submission by any Credit Party of any communication pursuant to Intralinks® or any other E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete (as and to the extent provided in the Loan Documents) except as expressly noted in such communication or E-System.

(c)                Lender Notifications to Agent. Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder, and of such other administrative information as Agent shall reasonably request.

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8.3              E-Systems and E-Transmissions. Subject, in each case, to the provisions of Section 8.2:

(a)                Use of E-Systems.

(i)                 Authorization. Each of Agent, the Lenders, each Credit Party and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, E-Transmissions using an E-System approved by or set up by or at the direction of Agent in connection with any Loan Document and the transactions contemplated therein; provided, however, that the foregoing shall not apply to any Loan Document that is to be filed or recorded with any Governmental Authority that does not accept electronic filings or recordations. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of E-Systems is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of E-Transmissions using an E-System.

(ii)               Signatures. Each of the parties agrees that (A) no posting to any E-System shall be denied legal effect merely because it is made electronically; (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature”; (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter; (D) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof; and (E) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original.

(iii)             Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 8.2 and this Section 8.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(iv)             LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ALL E-TRANSMISSIONS MADE USING E-SYSTEMS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEM OR E-TRANSMISSION MADE USING AN E-SYSTEM AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEM OR E-TRANSMISSION MADE USING AN E-SYSTEM, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Borrower and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any E-Transmission made using an E-System or otherwise required for any E-System.

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(b)               Other E-Transmissions. Each of Agent, the Lenders, each Credit Party and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, E-Transmissions other than by E-System; provided, however, and except as otherwise permitted by Section 8.3(a), the Credit Parties shall deliver, as a further condition to Closing, live pen and ink signatures for those Loan Documents to be delivered on or before Closing, that Agent, in its sole discretion, designates as requiring such live signatures. From time to time after Closing and except as otherwise permitted by Section 8.3(a), each Credit Party agrees to deliver to Agent, upon Agent’s request, a live pen and ink signature page for any Loan Document. Where this Agreement or any other Loan Document, including any executed signature pages, is communicated by E-Transmission, other than by E-System:  (i) this Agreement, such other Loan Document and such signature pages shall conclusively be deemed sufficient to satisfy any requirement for a “writing,” “authentication,” “signature,” or “original” pursuant to any Loan Document or Requirement of Law and shall be admissible as an original in any legal proceeding arising out of or relating to this Agreement or any of the other Loan Documents; and (ii) each such E-Transmission shall have the same legal effect as a live pen and ink signed paper original.

(c)                Contesting Validity. Neither Agent, the Lenders, the Credit Parties, nor their respective Related Persons shall contest the validity or enforceability of this Agreement or such other Loan Document on the basis that this Agreement, such other Loan Document, or one or more signatures hereto or thereto were the subject of an E-Transmission or executed by an E-Signature; provided, however, that nothing herein shall limit a party’s right to contest whether this Agreement or such other Loan Document has been altered after E-Transmission or whether the E-Transmission was delivered to an appropriate representative of Lender.

8.4              No Waiver; Cumulative Remedies. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

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8.5              Costs and Expenses.

(a)                Generally. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party therefor except as expressly provided therein. In addition, Borrower agrees to pay or reimburse upon demand: (i) Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with (A) the investigation, development, preparation, negotiation, syndication, execution, interpretation, or administration of (1) the Loans or any Loan Document, including Agent’s review and evaluation of, and determinations with respect to, any conditions precedent that must, at any time, be satisfied by any of the Credit Parties; and (2) any amendment, extension, renewal, termination, supplement, or waiver of any provision of any Loan Document, including any commitment or proposal letter therefor and any other document prepared in connection therewith; (B) environmental audits, internal audit reviews, field examinations, Site inspections, Collateral audits and appraisals, background checks and similar expenses, to the extent permitted hereunder, which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual then charged by Agent for its examiners; and (ii) each of Agent and its Related Persons for all costs and expenses incurred in connection with (A) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”; (B) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy; or (C) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, Loan Document, or Obligation, including reasonable attorneys’ fees and expenses of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in this clause (ii).

(b)               Processing Fees; Additional Lender Consideration. Borrower agrees to pay to Agent, for Agent’s benefit, a reasonable processing and review fee in connection with the matters described in Section 8.5(a) or any other matter requiring Agent or Required Lender approval or consent pursuant to this Agreement or any other Loan Document. Agent may also charge, on behalf of the Lenders, an additional fee as consideration to the Lenders in connection with, and as a condition precedent to, any such matter.

(c)                Service Fees. Agent may, from time to time, impose fees or charges for returned checks, multiple payoff quotes within a certain period of time, additional copies of documents, processing non-ACH payments, and such other services it may provide to Borrower while the Obligations are outstanding. Agent may make available to Borrower a schedule of fees or charges for such services upon demand or from time to time; provided, however, such fees and charges are subject to change at any time in Agent’s sole discretion, without notice to Borrower.

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8.6              Indemnity. Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, and each of their respective Related Persons (each such Person being an “Indemnitee“) for, from, and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of any of the following (collectively, the “Indemnified Matters“): (a) any Loan Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan or any securities filing of, or with respect to, any Credit Party; (b) Borrower’s operations at or relating to the Sites; (c) the Collateral, including its design, construction, operation, alteration, maintenance, or use by Borrower or any other Person; (d) any permitted disclosure of Credit Party Information; (e) any misrepresentation or inaccuracy in any representation or warranty in any Loan Document; (f) any breach or failure by any Credit Party to perform its Obligations; (g) any commitment letter, proposal letter or term sheet with any Person and any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case relating or connected in any way to the transactions contemplated by this Agreement; (h) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including reasonable attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise; (i) any other matter with respect to which any Credit Party has an indemnity obligation to any Indemnitee pursuant to any other provision of this Agreement or the other Loan Documents (excluding, however, the Environmental Indemnity Agreement, it being the intent and agreement of the parties that the indemnification obligations therein be and are separate and independent and not included within the coverage of this Section; and (j) any other act, event or transaction related, contemplated in or attendant to any of the foregoing; provided, however, that no Credit Party shall have any liability under this Section to any Indemnitee with respect to any Indemnified Matter, to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each Credit Party waives and agrees not to assert against any Indemnitee any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

8.7              Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Collateral in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff (to the extent allowed pursuant to Section 8.11), any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

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8.8              Binding Effect. This Agreement shall become effective when it shall have been executed by Borrower, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of Borrower, the other Credit Parties hereto (in each case except for Article 7), Agent, each Lender, and, to the extent provided in Section 7.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 7.9), none of Borrower, any other Credit Party, or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

8.9              Assignments and Participations.

(a)                Right to Assign. Subject to the provisions of Section 8.9(b), each Lender may sell, transfer, negotiate or assign (a “Sale“) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans) to any of the following (each an “Eligible Assignee“): (i) any existing Lender (other than a Non-Funding Lender or Impacted Lender); (ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender); or (iii) any other Person approved by Agent and, so long as no Default or Event of Default exists, Borrower (which approvals shall not be unreasonably withheld or delayed).

(b)               Sale Parameters. Sales must be ratable among the obligations owing to and owed by each Lender with respect to the Revolving Loans. For each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans and Commitments subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is (i) made to an existing Lender or an Affiliate or Approved Fund of any existing Lender; (ii) of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility; or (iii) made with the prior consent of Agent. Interest accrued prior to and through the date of any such Sale may not be assigned. Sales by the Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in Section 1.12(e)(iv). Agent’s refusal to accept a Sale to a Credit Party, an Affiliate of a Credit Party, or to a Person that would be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.

(c)                Procedure. The parties to each Sale made in reliance on Section 8.9(a), other than those described in Sections 8.9(e) or 8.9(f), shall execute and deliver to Agent an Assignment, substantially in the form of Schedule 8.9(c), via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any tax forms required to be delivered pursuant to Section 9.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided, however, that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale; and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of Section 8.9(b), upon Agent consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

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(d)               Effectiveness. Subject to the recording of an Assignment by Agent in the Register: (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender; (ii) any applicable Note shall be transferred to such assignee through such entry; and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e)                Grant of Security Interests. In addition to the other rights provided in this Section 8.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (i) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (ii) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with Section 8.9(b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)                Participants and SPVs. In addition to the other rights provided in this Section 8.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation; and (y) without notice to or consent from Agent or Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation:

(i)                 No such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder;

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(ii)               Such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article 9, but, with respect to Section 9.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 9.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation; and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document;

(iii)             The consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 8.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of Section 8.1(a); and

(iv)             No party hereto shall institute against any SPV grantee of an option pursuant to this Section 8.9(f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

8.10          Non-Public Information; Confidentiality.

(a)                Non-Public Information. Each of Agent and each Lender acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations).

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(b)               Confidential Information. Each of Agent and each Lender agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the consent of Borrower; (ii) to Related Persons of such Lender or Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof; (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 8.10; or (B) available to such Lender, Agent. or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions; (iv) to the extent disclosure is required by any applicable Requirement of Law or other legal process or requested or demanded by any Governmental Authority; (v) to the extent necessary or customary for inclusion in league table measurements; (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency, or otherwise to the extent consisting of general portfolio information that does not identify Credit Parties; (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein), participants, or direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, and to the extent such assignees, investors, participants, counterparties, or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 8.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above); (viii) to any other party hereto; (ix) to Licensor and Manager upon the occurrence and during the continuation of a Default; (x) to any proposed transferee, purchaser, assignee, servicer, participant, lender, investor, ratings agency, or other Person with respect to any proposed Sale, participation of the Loan, or sale of any of the Collateral; (xi) to any insurance or title company in connection with the transactions contemplated by the Loan Documents, including any action, suit, or proceeding arising out of, in connection with, or relating to, this Agreement or the other Loan Documents, the Loan, or any other transaction contemplated hereby; and (xii) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, Agent or any of their Related Persons. The Credit Parties further consent to the use by Agent, the Lenders, and their respective Affiliates of data relating to Borrower’s operations, including unit-level and corporate level operating results, and authorize such Persons to produce and distribute various industry statistical analyses and data compilations, provided that all such analyses and data compilations will be aggregated and will not be specifically attributable to the Sites, Borrower, any other Credit Party, or any operator or lessee of the Sites. In the event of any conflict between the terms of this Section 8.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 8.10 shall govern.

(c)                Tombstones. Each Credit Party consents to the publication by Agent or any Lender of any press releases, tombstones, advertising or other promotional materials (including as an E-Transmission) relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logo or trademark.

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(d)               Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to Western Alliance Bank or of any of its Affiliates, the Loan Documents or any transaction contemplated herein or therein to which Western Alliance Bank or any of its Affiliates is party without the prior written consent of Western Alliance Bank or such Affiliate, each in its sole discretion, except to the extent required to do so under applicable Requirements of Law and then, only after consulting with Western Alliance Bank.

(e)                Authorization to Share Certain Information. Borrower and each other Credit Party authorize each Licensor and Manager to disclose and release to Agent, the Lenders and their respective Affiliates any and all information they may request from time to time regarding (i) the status of each License Agreement and Management Agreement; (ii) the affairs and financial condition of Borrower, such other Credit Party, or any operator of the Sites; and (iii) the business operations at the Sites, including Site level and entity level operating results. Borrower and each such Credit Party also expressly authorize Agent and its Affiliates, from time to time while any of the Obligations are outstanding to perform background, credit, judgment, lien and other checks, searches, inspections and investigations and to obtain personal and business credit reports and asset reports with respect to Borrower and the other Credit Parties and to answer questions about its credit experience with Borrower and the other Credit Parties. All of the information which Agent or its Affiliates obtain from time to time in accordance with this Section, together with all other information which Lender or its Affiliates now possess or in the future may acquire with respect to Borrower, any of the other Credit Parties, the Collateral, the Credit Facilities, or the business operations at the Sites, whether pursuant to the Loan Documents or otherwise, is referred to as “Credit Party Information.”

(f)                Distribution of Materials to the Lenders. The Credit Parties acknowledge and agree that Credit Party Information may be disseminated by, or on behalf of, Agent, and made available, to the Lenders by posting such Credit Party Information on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

(g)               Material Non-Public Information. The Credit Parties agree that if either they, any parent company, or Affiliate has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Affiliate, as the case may be, identify in writing and, to the extent reasonably practicable, clearly and conspicuously mark such Credit Party Information that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Credit Party Information as “PUBLIC” or publicly filing such Credit Party Information with the Securities and Exchange Commission, then Agent and the Lenders shall be entitled to treat such Credit Party Information as not containing any MNPI for purposes of United States federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (i) the Loan Documents, including the schedules and exhibits attached thereto; and (ii) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Borrowing Notices and any similar requests or notices posted on or through an E-System). Before distribution of Credit Party Information, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

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8.11          Set-off; Sharing of Payments.

(a)                Right of Setoff. Each of Agent, each Lender, and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, or any of their respective Affiliates to or for the credit or the account of Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured; provided, however, that no Lender shall exercise any such right of setoff without the prior written consent of Agent and the Required Lenders or if, in the opinion of Agent or its counsel, the exercise of setoff rights could materially prejudice the rights and remedies of Agent pursuant to Agent’s Liens on the Collateral. Each of Agent and each Lender agrees promptly to notify Borrower and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 8.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, their Affiliates and the other Secured Parties, may have.

(b)               Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 8.9 or Article 9 and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest; and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 1.11(e).

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8.12          Counterparts; Facsimile Signature. This Agreement and the other Loan Documents may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement as an E-Transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.13          Severability. The illegality or unenforceability of any provision of this Agreement, any other Loan Document, or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement, such other Loan Document, or any instrument or agreement required hereunder or thereunder.

8.14          Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

8.15          Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

8.16          Interpretation. This Agreement is the result of negotiations among, and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all such parties. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 8.18, 8.19, and 8.20.

8.17          No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of Borrower, the Lenders, Agent, each Indemnitee, and, subject to the provisions of Section 7.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

8.18          Governing Law. The laws of the State of ARIZONA (without giving effect to its conflicts of laws principles) shall govern all matters arising out of, in connection with or relating to this Agreement and the other Loan Documents (EXCEPT AS OTHERWISE PROVIDED THEREIN), including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

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8.19          Jurisdiction and Service of Process. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of Arizona located in Maricopa County, or of the United States of America for the District of Arizona, sitting in Phoenix, Arizona, and Borrower and each other Credit Party unconditionally accepts, for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided, however, that nothing in this Agreement shall limit or restrict Agent’s right to commence any proceeding in the federal or state courts located in the state in which a particular Site is located to the extent Agent deems such proceeding necessary or advisable to exercise remedies available under any Loan Document. The parties hereto irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions. Each of Borrower and the other Credit Parties (a) irrevocably waives personal service of any and all legal process, summons, notices and other documents of any kind; (b) consents to such service in any suit, action or proceeding brought in the United States by any means permitted by any applicable Requirement of Law, including by the mailing thereof to Borrower’s address specified on the signature page hereto; and (c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Requirement of Law. Nothing contained in this Section 8.19 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

8.20          Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

8.21          Entire Agreement; Release. THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY, AGENT, ANY LENDER, OR ANY AFFILIATE OF AGENT OR ANY LENDER RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT and the Loan Documents may not be contradicted by evidence of any alleged oral agreement. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH). Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. Each Credit Party acknowledges and affirms that such Credit Party did not rely on any statement, oral or written, not contained in the Loan Documents in making its decisions to enter into the agreements expressed in the Loan Documents.

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8.22          Survival. Any indemnification or other protection provided to Agent, the Lenders, or any other Indemnitee pursuant to any Loan Document, all representations and warranties made in any Loan Document, the provisions of this Article 8 and of Article 10, and all other provisions of the Loan Documents that are stated to survive, shall survive the repayment in full in cash and performance of the Obligations and inure to the benefit of any Person that at any time held a right thereunder and, thereafter, its successors and permitted assigns.

8.23          Limitation of Liability for Certain Damages. In no event shall Agent, any Lender or any of their respective Related Persons be liable to Borrower or any other Credit Party on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). BORROWER AND EACH OTHER CREDIT PARTY HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

8.24          Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

8.25          Replacement of Lender. Within 45 days after (i) receipt by the Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 9.1 and 9.3; or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document to which Required Lenders have already consented but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, Borrower may, at its option, notify Agent and such Affected Lender (or such non-consenting Lender) of Borrower’s intention to obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), which Replacement Lender shall be reasonably satisfactory to Agent. If Borrower obtains a Replacement Lender within 45 days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. If a replaced Lender does not execute an Assignment pursuant to Section 8.9 within five Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section, Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by Borrower, the Replacement Lender and Agent, shall be effective for purposes of this Section and Section 8.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three Business’ Days prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 8.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

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8.26          Creditor-Debtor Relationship. The relationship between Agent and each Lender, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein. No Loan Document provision is intended, nor shall be deemed or construed, to make Agent or any Lender in any way responsible for the debts, obligations or losses of any Credit Party. EACH CREDIT PARTY REPRESENTS, ACKNOWLEDGES, AND AGREES THAT (a) SUCH CREDIT PARTY IS ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS VOLUNTARILY AND HAS HAD THE OPPORTUNITY TO OBTAIN AND CONSULT WITH SUCH LEGAL, FINANCIAL AND OTHER ADVISERS AS EACH HAS DEEMED APPROPRIATE; AND (b) NEITHER AGENT, LENDERS, NOR ANY OF THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE RELATED PERSONS HAS ACTED AS AN INVESTMENT, TAX OR FINANCIAL ADVISER TO SUCH CREDIT PARTY IN ANY RESPECT AND HAS NOT OTHERWISE PROVIDED SUCH CREDIT PARTY WITH ANY INVESTMENT, TAX, OR FINANCIAL ADVICE OF ANY NATURE WHATSOEVER.

8.27          Applicability of General Provisions to the Loan Documents. The provisions of this Article and the Schedule of Defined Terms attached as Schedule 10.1(b) apply equally to this Agreement and to each other Loan Document, and to all Credit Parties, the same as if such provisions were set forth in full in each other Loan Document.

8.28          Time of the Essence; Time Periods. Time is of the essence for performance of the Obligations under this Agreement and each of the other Loan Documents. Unless otherwise expressly stated herein or in such other Loan Document, the time for performance of any obligation or taking any action hereunder or under such other Loan Document shall be deemed to expire at 4:00 o’clock p.m. (Phoenix time) on the last day of the applicable time period provided for in such Loan Document. If the time for performance of any obligation or taking any action under such Loan Document expires on a day other than a Business Day, the time for performance or taking such action shall be extended to the next succeeding Business Day. Unless otherwise expressly stated, references in any of the Loan Documents to a particular time of day shall be to the local time in Phoenix, Arizona, and references to “month” shall be a reference to calendar months.

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8.29          Corrections and Insertions. Agent may correct patent errors in the Loan Documents and fill in all blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

8.30          Transaction Characterization. The Loan Documents are a contract to extend a Financial Accommodation (as such term is used in the Bankruptcy Code) for Borrower’s benefit.

Article 9
TAXES, YIELD PROTECTION AND ILLEGALITY

9.1              Taxes.

(a)                Payments to be Free and Clear of Taxes. Except as otherwise provided in this Section 9.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all Taxes.

(b)               Gross-Up. If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 9.1), such Secured Party receives the amount it would have received had no such deductions been made; (ii) the relevant Credit Party shall make such deductions; (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law; and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

(c)                Other Taxes. Borrower further agrees to pay, and authorizes Agent to pay in Borrower’s name, any and all Taxes arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within 30 days after the date of any payment of Other Taxes by any Credit Party, Borrower shall furnish to Agent, at its address referred to in Section 8.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.

(d)               Reimbursement and Indemnification. Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 9.1) required to be paid by such Secured Party by any Governmental Authority and any Liabilities arising therefrom or with respect thereto, whether or not, absent manifest error, such Taxes or Other Taxes were correctly or legally asserted by such Governmental Authority. A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this Section 9.1(d) setting forth the amounts to be paid thereunder and delivered to Borrower with a copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods.

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(e)                Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 9.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f)                Tax Forms.

(i)                 Non-U.S. Lender Parties. Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (A) on or prior to the date such Non-U.S. Lender Party becomes a Non-U.S. Lender Party hereunder; (B) on or prior to the date on which any such form or certification expires or becomes obsolete; (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection (f); and (D) from time to time if requested by Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (1) Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or Form W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms; (2) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code; (y) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code; or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; or (3) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless Borrower and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

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(ii)               U.S. Lender Parties. Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a U.S. Lender Party hereunder; (B) on or prior to the date on which any such form or certification expires or becomes obsolete; (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection (f); and (D) from time to time if requested by Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii)             Participants and SPVs. Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this subsection (f) and provide them to Agent.

(iv)             FATCA. If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and Borrower any documentation under any Requirement of Law or reasonably requested by Agent or Borrower sufficient for Agent or Borrower to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such applicable reporting requirements.

9.2              Increased Costs and Reduction of Return; Capital Adequacy Regulation Events. If any Lender (a) determines that a Capital Adequacy Regulation Event affects the amount of capital required or expected to be maintained by such Lender or any entity controlling such Lender; and (b) taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s desired return on capital, determines that the amount of such capital is increased as a consequence of its Commitment(s), Loans, credits or obligations under this Agreement, then, within 30 days of demand of such Lender (with a copy to Agent), Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender (or the entity controlling the Lender) for such increase; provided, however, that Borrower shall not be required to compensate any Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies Borrower, in writing, of the amounts and of such Lender’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. “Capital Adequacy Regulation Event” means: (i) the introduction of any Capital Adequacy Regulation; (ii) any change in any Capital Adequacy Regulation; (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; (iv) compliance by such Lender (or its Lending Office) or any entity controlling the Lender with any Capital Adequacy Regulation; and (v) notwithstanding anything herein to the contrary and regardless of the date enacted, adopted or issued: (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith; and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case in respect of this clause (B) pursuant to Basel III.

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9.3              Funding Losses. Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of the failure of Borrower to borrow a Loan after Borrower has given a Borrowing Notice.

9.4              Lender Certificates. Any Lender claiming reimbursement or compensation pursuant to this Article shall deliver to Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender, and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.

Article 10
DEFINITIONS; oTHER INTERPRETIVE PROVISIONS

10.1          Defined Terms. Unless otherwise specified, all terms defined herein or any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein provided.

(a)                Terms Defined in Body of Agreement. Capitalized terms that are defined in the body of this Agreement are listed on Schedule 10.1(a) with references to where such defined terms appear in the Agreement set forth opposite such terms.

(b)               Schedule of Defined Terms. Capitalized terms used herein and in the other Loan Documents and not otherwise defined herein or therein have the meanings set forth on the Schedule of Defined Terms attached as Schedule 10.1(b).

10.2          The Agreement. Unless otherwise expressly provided or the context may otherwise require: (a) the words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; (b) article, section, subsection, clause, appendix, exhibit, schedule, and table references in a Loan Document are to the Loan Document in which any such item is referenced; (c) references to any document includes all appendices, exhibits, schedules, and tables thereto (all of which are incorporated into and constitute an integral part of the document to which they are attached).

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10.3          Certain Common Terms. The term “document” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.” The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings. The term “sole” means “sole and absolute”. References to any statute, law, ordinance, regulation or rule are to such statute, law, ordinance, regulation or rule, as modified from time to time and to any successor to any such statute, law, ordinance, regulation or rule, in each case as in effect at the time any such reference is operative.

10.4          Headings; Singular and Plural. Article, section, subsection, appendix, exhibit, schedule and table titles and other divisions contained in any Loan Document are without substantive meaning or content of any kind and are not a part of the agreement between the parties. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

10.5          Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations (other than amounts due on the Closing Date) shall be due and paid on the first day of the first month following the entry of the Obligations onto the operations systems of Agent, but in no event later than the first day of the second month following the Closing Date. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

10.6          Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

10.7          Laws. References to any statute, law, ordinance, regulation or rule may be made by using either the common or public name thereof or a specific cite reference and such references are to such statute, law, ordinance, regulation or rule, as modified from time to time and to any successor to any such statute, law, ordinance, regulation or rule, in each case as in effect at the time any such reference is operative.

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10.8          Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in GAAP used in the preparation of any Financial Statement or Compliance Certificate or used in measuring compliance with any financial covenant or financial performance test in this Agreement or the other Loan Documents and hereafter adopted by Borrower or any other Credit Party shall be given effect for purposes of measuring compliance with any such covenants and tests, including those in Section 2.1, Section 4.22, and Article 5, unless Borrower, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 2.1, Section 4.22, and Article 5, shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of any Credit Party at “fair value.”

10.9          Payments. Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

[Signature Pages Follow]

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EXECUTED effective as of the date first set forth above.

BORROWER:
LVP HOLD CO MEZZ III LLC, a Delaware limited liability company

By: ______________________________ Name: Joseph E. Teichman Title: Executive Vice President

Principal place of business and address for notices:

c/o The Lightstone Group

1985 Cedar Bridge Ave, Ste. 1

Lakewood, NJ 08701

Attn: Joseph E. Teichman, Esq.

Facsimile No.: (732) 612-1444

Email address: jteichman@lightstonegroup.com

With a copy to:

Eckert Seamans Cherin & Mellott, LLC

U.S. Steel Tower, 44th Floor

600 Grant Street

Pittsburgh, Pennsylvania 15219

Attn: Timothy Q. Hudak, Esq.

Facsimile No.: (412) 566-6099

Email address: thudak@eckertseamans.com

EXECUTED effective as of the date first set forth above.

WESTERN ALLIANCE BANK, as Agent
By:_______________________________
Name: _____________________________
Title: _____________________________
Address for Notices:
Western Alliance Bank
One East Washington Street, 14th Floor
Phoenix, Arizona 85004
Attention: Justin Schwab With a copy to: Snell & Wilmer L.L.P. One Arizona Center 400 East Van Buren Phoenix, Arizona 85004-22025 Attention: Marc Currie Facsimile: (602) 382-6070
Address for payments:
Western Alliance Bank
One East Washington Street, 14th Floor
Phoenix, Arizona 85004

EXECUTED effective as of the date first set forth above.

WESTERN ALLIANCE BANK, an Arizona corporation, as a Lender

Name: ________________________________________
Title: _________________________________________
Address for notices: Western Alliance Bank One East Washington Street, 14th Floor Phoenix, Arizona 85004 Attn: Justin Schwab